                           ADVISORY SERVICE AGREEMENT

      THIS ADVISORY SERVICE AGREEMENT (the "Agreement") is entered into as of this 23 day of June, 2006 (the "Effective Date") by and between INDIGO-ENERGY,
INC., a Nevada corporation (the "Company"), and HUB ENERGY, LLC, a Pennsylvania
limited liability company (the "Advisor" and together with the Company, the
"Parties" each a "Party").

                                   WITNESSETH:

      WHEREAS, the Company has requested and the Advisor has agreed to provide exclusive advisory services in connection with the Company's contemplated exploration and development of certain oil and gas prospects located in
Pennsylvania, West Virginia, Kentucky, and Illinois (collectively, the
"Premises");

      NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants contained herein, and other good and valuable consideration, the adequacy and receipt thereof which is hereby acknowledged, and intending to be legally bound hereby, the Parties to this
Agreement agree as follows:

      Section 1. Definitions; Construction. For purposes of this Agreement, unless the context otherwise requires, the following defined terms shall have this meanings set out below:

            (a) "Common Stock" has the meaning set forth in Section 4(a)(1)
herein;

            (b) "Deep Well" means any well drilled to a total depth of 6,000 feet or greater;

            (c) "Deposit" has the meaning set forth in Section 4(c) herein;

            (d) "Drilling and Operating Agreement" means the Drilling and
Operating Agreement by and between the Advisor and the Company or its assignees, substantially in the form attached as Exhibit C hereto; ---------

            (e) "Drilling Services Fee" has the meaning set forth in Section
4(b) herein;

            (f) "Effective Date" has the meaning set forth in the preamble;

            (g) "Gathering Lines" has the meaning set forth in Section 9(a)
herein;

            (h) "Gross Well(s)" means the wells in which a Party or entity holds a Working Interest (as that term is defined herein);

            (i) "Horizontal Well" means any well that is not vertically drilled;

            (j) "Landowner's Royalty Interest" means an ownership interest in oil and gas production, or the proceeds from the sale thereof, to be received free and clear of all costs of development, operation or maintenance, reserved by the owner of the property where producing wells are located upon creation of an oil and gas lease.

            (k) "Lease Acquisition(s)" has the meaning set forth in Section 6 herein;

            (l) "Losses" has the meaning set forth in Section 17 herein;

            (m) "Net Revenue Interest" means the net interest in production from a well, or the proceeds therefrom, after payments to those holding Landowner's
Royalty Interests and Overriding Royalty Interests (as those terms are defined herein) and subject to the proportionate participation rights of parties to any agreements of mutual interest;

            (n) "Net Well" means the equivalent of a full Working Interest in one well obtained by the aggregation of partial Working Interests in two (2) or more wells;

            (o) "New Pipeline(s)" has the meaning set forth in Section 9(b)
herein;

            (p) "Operator(s)" means the party or parties responsible for the operations of wells once they have been drilled and completed;

            (q) "Option Agreement" means the Option Agreement substantially in the form attached as Exhibit A hereto;

            (r) "Overriding Royalty Interest" means an ownership interest in oil and gas production, or the proceeds from the sale thereof, to be received free and clear of all costs of development, operation or maintenance;

            (s) "Shallow Well" means any well drilled to a total depth of less than 6,000 feet;

            (t) "Term" has the meaning set forth in Section 3 herein;

            (u) "Turnkey Drilling Price" means the amount paid to the Operator under each Drilling and Operating Agreement, subject to the modifications set forth in Sections 4(e) and 7(a) herein; and

            (v) "Working Interest" means an ownership interest in a lease giving the interest owner certain rights which may include the right to develop and receive oil and/or gas produced from a well or the revenues from the sales thereof subject to the costs of development, production, operation and marketing and subject to the rights and interests of the holders of the Landowner's
Royalty Interest (who do not contribute toward the cost of development).

                                       -2-

      Section 2. Engagement.

            (a) Subject to the terms and conditions of this Agreement, the
Company hereby engages the Advisor, and the Advisor hereby accepts such engagement to be the exclusive provider to the Company of oil and gas exploration and production operation services, and such other related services to the Company (all of the foregoing, the "Services") as may be mutually agreed upon between the Company and the Advisor, and as more fully set forth herein.

            (b) To the extent necessary or appropriate to perform any of the
Services contemplated under this Agreement, the Company grants to the Advisor any and all power and authority required to execute and deliver any necessary and/or appropriate documents and instruments on behalf of the Company with respect to either the Services or the Premises or both.

      Section 3. Term. This Agreement shall be effective for a period of three
(3) years commencing on the Effective Date (the "Term").

      Section 4. Compensation; Advance Fee; Reimbursement; Drilling Services
Fees; and Activities.

            (a) Compensation. In consideration of the Advisor's agreement to provide the Services, the Company shall issue to the Advisor, pursuant to the terms and conditions set forth in the Option Agreement, options to acquire the following securities:

                              4.a.1 9.0 million shares of common stock, par
                        value $.001 per share of the Company (the "Common
                        Stock"), at an exercise price of $2.00 per share
                        exercisable upon completion and delivery, as described
                        herein, of one hundred and fifty (150) wells capable of
                        producing oil and/or gas on the Premises, as set forth
                        in Schedule A attached hereto. The right to exercise
                        such options shall be reduced on a pro rata basis in the
                        event that Advisor delivers fewer than one hundred fifty
                        (150) wells capable of producing oil and/or gas on the
                        Premises;

                              4.a.2 3.0 million shares of Common Stock at an
                        exercise price of Two Dollar ($2.00) per share
                        exercisable upon completion and delivery, as described
                        herein, of an additional fifty (50) wells capable of
                        producing oil and/or gas on the Premises, as set forth
                        in Schedule A attached hereto. The right to exercise the
                        options shall be reduced on a pro rata basis in the
                        event that Advisor delivers fewer than fifty (50) wells
                        capable of producing oil and/or gas on the Premises; and

                              4.a.3 3.0 million shares of Common Stock at an
                        exercise price of Two Dollars ($2.00) per share
                        exerciable upon completion and delivery, as described
                        herein, of an additional fifty (50) wells capable of
                        producing oil and/or gas on the Premises, as set forth
                        in Schedule A attached hereto. The right to exercise
                        such options shall be reduced on a pro rata basis in the
                        event that Advisor delivers fewer than fifty (50) wells
                        capable of producing oil and/or gas on the Premises.

                                       -3-

The Common Stock to be issued upon exercise of the options granted pursuant to this Section 4(a) shall be subject to certain registration rights as more fully described in Section 13 herein and granted pursuant to a Registration Rights
Agreement between the Advisor and the Company substantially in the form attached as Exhibit B hereto (the "Registration Rights Agreement").

            (b) Drilling Services Fee. The Advisor shall be entitled to a nonrefundable drilling services fee in the amount of Seven Thousand Five Hundred
Dollars ($7,500) per Gross Well ("Drilling Services Fee"), payable upon the completion of each well. The Drilling Services Fee will be reduced pro rata in the event that the [leaseholder/owner] of the Gross Well holds less than a sixty-two and one half percent (62.5%) Working Interest in such Gross Well.

            (c) Advance Fee. Prior to the execution of this Agreement, the
Company will have paid to the Advisor a good faith deposit in the amount of
Seventy-Five Thousand Dollars ($75,000) (the "Deposit") to pay for such services as the Advisor deemed necessary in order to commence its obligations in connection with this Agreement including but not limited to: hiring employees, making payments to outside consultants including legal advisors, and establishing an office in Indiana, PA to be used jointly by the Advisor and the
Company. The Advisor and the Company agree that the Deposit shall be amortized over the course of the first ten (10) Net Wells drilled and applied against the
Drilling Services Fee payable hereunder for such Net Wells.

            (d) Reimbursement of Expenses. The Company shall reimburse the
Advisor for the reasonable out-of-pocket expenses incurred by the Advisor in performing the Services hereunder, including, without limitation, drilling and excavation activities relating to the wells.

            (e) Additional Drilling Services Fee for Shallow Wells. The Advisor
shall be entitled to increase the Drilling Services Fee per well of each oil and gas well contracted for under this Agreement (each Operator will provide a separate Turnkey Drilling Price under a Drilling and Operating Agreement) for conventional Shallow Wells in Pennsylvania, West Virginia and Kentucky by an
amount of Twelve Thousand Five Hundred Dollars ($12,500) per Gross Well to cover all general and administrative expenses that will be incurred by the Advisor.

            (f) Overriding Royalties. The Advisor shall deliver to the Company
Working Interests under leases that, in almost all cases, will result in a Net
Revenue Interest of 81.25% for a one hundred percent (100%) Working Interest. If the Net Revenue Interest to the Company under a lease is less than 81.25%, the
Company must approve, in writing, its participation prior to the commencement of drilling operations under that particular lease.

      Section 5. Oil and Gas Operating Company Acquisitions; Right of First
Refusal. During the Term of this Agreement, the Company shall use the Advisor on a non-exclusive basis and the Advisor shall have a right of first refusal in order to initiate and/or to investigate any and all potential oil and gas acquisition opportunities then contemplated by the Company. The Company further agrees to reimburse the Advisor for any and all reasonable out-of-pocket expenses incurred in connection with its work regarding any such potential acquisition of an oil and gas company or property (an "Acquisition").

                                       -4-

            In addition, the Company agrees that any such Acquisition
consummated by the Company or its proxies during the Term of this Agreement shall be accomplished solely through the formation of a new general partnership acting as the acquiror, and in which the Advisor and the Company shall hold partnership interests. Moreover, the Advisor shall also be entitled to an undivided one-sixteenth (6.25%) interest in the oil and gas interests acquired pursuant to any Acquisition for its expertise and guidance.

      Section 6. Oil and Gas Lease Acquisitions. During the term of this
Agreement, the Company will have a right of first refusal to match the price of any offer on any lease acquisition opportunities brought to its attention by any individual Operator or by the Advisor. Should the Company, in its sole discretion, choose to avail itself of any such lease acquisition opportunity, the Company agrees to fund such lease acquisition (each a "Lease Acquisition", and collectively, the "Lease Acquisitions") under terms to be negotiated with the seller on a deal-by-deal basis. The Parties hereby acknowledge and agree that any such Lease Acquisition consummated under this Section 6 shall be governed by the terms and conditions of a lease acquisition agreement, which shall include, among other things, a provision substantially similar to the following:

            "The party who wishes to begin oil and gas operations on such leasehold (the "Offeror") shall be obliged to offer the other party
            (the "Offeree") an opportunity to invest in up to fifty percent
            (50%) of any well on such leasehold. The Offeree shall have thirty
            (30) days from the time of notice of such opportunity to indicate his intentions. If he responds negatively or fails to respond within the thirty (30) day period, the Offeror shall have the right to proceed with the drilling of the well on his own or with any other co-venturers that the Offeror might select."

      Section 7. Drilling Activities.

            (a) All oil and gas drilling activities contemplated hereunder shall be completed using a Drilling and Operating Agreement. The Company acknowledges and agrees that each Operator will charge a different Turnkey Drilling Price for wells drilled under this Agreement due to differences in depth, number of zones framed, their internal cost structures, etc.

            (b) The Company shall provide all Operators as well as the Advisor with the right, but not the obligation, to participate in any wells drilled under this Agreement; provided, however, that in no case shall the Company have less than fifty percent (50%) of the Working Interest in each well. All participants in the well(s) must declare their participation percentages in each well package prior to the commencement of drilling operations.

                                       -5-

      Section 8. Operating Activities

            (a) Typical Wells. The Parties agree that, with the possible exception of Deep Wells or Horizontal Wells, all wells drilled according to this
Agreement shall be governed by a Drilling and Operating Agreement. In any such case as may require a substantial deviation from the terms of the form Drilling and Operating Agreement attached hereto, the Advisor agrees to consult with
Company regarding the changes that need to be made in order to execute a revised
Drilling and Operating Agreement.

            (b) Deep or Horizontal Wells.

                              8.b.1 Given the nature of the oil and gas
                        industry, the Parties recognize that any number of
                        potential oil and gas opportunities contemplated by this
                        Agreement may involve either Deep Well or Horizontal
                        Well drilling. The Parties agree that in the case of
                        either Deep Well drilling or Horizontal Well drilling,
                        the relationship between the Parties and the work
                        required to be done shall be governed by the terms and
                        conditions contained in Section 8(b)(i) of the American
                        Association of Petroleum Landmen Form 610, substantially
                        in the form attached as Exhibit D hereto.

                              8.b.2 In the case of either a Deep Well or
                        Horizontal Well, the Parties agree that all such Deep
                        Wells or Horizontal Wells drilled according to this
                        Agreement shall be governed by a deep drilling and
                        operating agreement substantially in the form attached
                        as Exhibit E hereto (the "Deep Drilling Operating
                        Agreement") In any such case as may require a
                        substantial deviation from the form Deep Drilling
                        Operating Agreement attached hereto, the Advisor agrees
                        to consult with Company regarding the changes that need
                        to be made in order to execute a revised Deep Drilling
                        Operating Agreement.

      Section 9. Pipelines. Given the nature of the oil and gas industry and the activities contemplated by this Agreement, the Parties recognize and acknowledge that any number of pipelines may need to be constructed for any or all wells that are drilled under this Agreement. The terms and conditions governing the creation of such pipelines shall be as follows:

            (a) Gathering Lines. To the extent that any oil and gas operation under this Agreement requires the laying of new pipelines that are two inches
(2?) or less in diameter (the "Gathering Lines"), the costs of laying the
Gathering Lines shall be paid as provided in the Drilling and Operating
Agreement governing that particular well and well Operator or, in the alternative, as provided for under any existing gas sales and marketing contract of that Operator in that field.

            (b) New Pipelines. To the extent that any oil and gas operation under this Agreement requires the laying of new pipelines that are greater than
2 inches (2") in diameter (the "New Pipeline"), the Parties agree in advance to form a new partnership to be jointly owned by the Company, the Advisor, and any combination of investors mutually agreed on by the Company and the Advisor to acquire such things as rights of way, main line taps, compressors, separators, pipeline, etc. in order to lay the New Pipeline, with the partners owning their proportionate share of revenues from oil and/or gas using the New Pipeline.
Should the Company choose not to participate in such newly formed partnership, the Advisor shall have the right, but not the obligation, to undertake the construction of such New Pipeline, with the costs of such construction to be borne by the Company. In any such case where the Advisor constructs New
Pipeline, it shall have the right to charge either ten percent (10%) of the price being paid by the purchaser of the gas or $0.35/Mcf, whichever is greater, for all gas that is transported through the New Pipeline to recover the costs of the New Pipeline involved, gas transportation and compression charges, desiccants and other charges that may be necessary and proper in order to transport and market the oil and gas.

                                       -6-

      Section 10. Escrow Agreements. An escrow agreement shall be established to administer payments to be made under this Agreement. All funds to be administered in connection with this Agreement must be funded prior to the commencement of operations under any Drilling and Operating Agreement or series of agreements. The Advisor shall administer the funds in an escrow account and shall make payments to the various persons or entities responsible for the drilling and completion of the wells under a percentage of completion formula based upon invoices presented to the Advisor.

      Section 11. Payment of Oil and Gas Revenues. The Advisor has no
responsibility for, and shall have no liability regarding, the payment of any of the revenues owed to the Company by the Operators under the Drilling and
Operating Agreements (the "Revenue(s)"). The Advisor only agrees, and its only responsibility regarding such Revenue shall be, to facilitate the payment of all such Revenue to the Company. To that end, the Advisor shall offer to undertake a review and inspection of all monthly production expenses, operating expenses, payment statements, etc., from each of the various Operators for completeness and accuracy. In no event, however, shall the Advisor be responsible for receiving or distributing any such Revenue to the Company. In such case as any
Revenue is erroneously paid to the Advisor by any Operator, the Advisor shall forward such Revenue to the Company in an expeditious manner; provided, however, that the Advisor shall have no liability for any Revenue sent by it to the
Company but not received by the Company; provided the Advisor has sufficient documentation of its sending such Revenue to the Company.

      Section 12. Oil and Gas Marketing; Transportation.

            (a) To the extent that wells drilled under this Agreement are drilled and operated under an existing gas sales and marketing contract of an
Operator, then all sales of production of such wells shall be marketed under that existing arrangement, unless the Company elects to take the oil and gas in kind, in which case the prevailing charge of such Operator in the market for transportation and marketing will apply.

            (b) If a well is drilled and there is no existing sales and marketing contract of the Operator and a new transportation and marketing arrangement is necessary, the Advisor and the Company may form a new company for the purposes of transporting and marketing the oil and gas and a fee of up to ten percent (10%) of the net revenue for providing such services may be charged to recover the cost of the pipelines involved, gas transportation and compression charges, desiccants and other charges that may be necessary and proper in order to transport and market the gas. Advisor will obtain the consent of the Company prior to entering into any agreements with respect to transport and marketing of the oil and gas. Any royalties derived from such transport and marketing agreements shall accrue to the benefit of the Company.

                                       -7-

      Section 13. Piggyback Registration. If at any time or from time to time, the Company shall decide to register any of its common stock (excluding an IPO)
for sale, either for its own account or the account of a security holder or holders under the Securities Act of 1933, as amended (the "Securities Act"), the
Advisor shall be entitled to include its shares of Common Stock in such registration, subject to the right of the Company and its underwriters to reduce the number of shares proposed to be registered pro rata in view of market conditions. In the event of any such registration contemplated by this Section
13, the Company agrees that all registration expenses (exclusive of underwriting discounts and commissions and special counsel fees of a selling shareholder)
shall be borne by the Company. The foregoing registration rights shall be separately stated in the Registration Rights Agreement

      Section 14. Company Private Placements. To the extent that the Company is engaged in the solicitation of funds from private investors, partnerships or other entities under any arrangement in which well interests, tax deductions and/or Common Stock or other Company Securities, or the Securities of any other entity or entities, are sold, such solicitations shall be made by private placement memorandum(a). Such private placement memorandum(a) shall be provided to the Advisor for review and comment prior to the solicitation and acceptance of funds by the Company and evidence of the acceptance of the terms and conditions of such documents by the investor(s) shall be provided to the Advisor by the Company prior to the transfer of funds under the escrow provisions of this Agreement. The Company represents that all information contained in the private placement memorandum(a) will be, to the best knowledge of the Company, complete and correct in all material respects and to the best knowledge of the
Company, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement therein not materially misleading in the light of the circumstances under which such statements are made.

      Section 15. Indemnification.

            (a) Indemnification of the Advisor. The Company agrees to indemnify and hold harmless, to the extent permitted by applicable law, the Advisor, its members, managers, officers, directors, representatives, agents and assigns from and against any and all losses and/or expenses including, but not limited to, damages, costs, claims, actions, causes of action, demands, judgments, and liabilities of every kind and description (the "Claims"), caused by, arising from or in connection with the Advisor's obligations under or involvement in this engagement, including reimbursement for reasonable attorneys' fees, costs and expenses. The indemnity agreement contained in this paragraph, however, shall not extend to any Claims or any rights to reimbursement if and to the extent that any such Claims or right to reimbursement arises by reason of any act or omission to act on the Advisor's part that is found in a final judicial determination (or a settlement tantamount thereto) to constitute bad faith, willful misconduct or gross negligence on the Advisor's part. The indemnity, contribution and expense reimbursement agreements and obligation set forth herein shall be in addition to any other rights, remedies or indemnification which the Advisor may have or be entitled to at common law or otherwise, and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Advisor.

                                       -8-

            (b) Indemnification of the Company. The Advisor agrees to indemnify and hold harmless, to the extent permitted by applicable law, the Company from and against any and all Claims, caused by, arising from or in connection with the Company's obligations under or involvement in this engagement, including reimbursement for reasonable attorneys' fees, costs and expenses. The indemnity agreement contained in this paragraph, however, shall not extend to any Claims or any rights to reimbursement if and to the extent that any such Claims or right to reimbursement arises by reason of any act or omission to act on the
Company's part that is found in a final judicial determination (or a settlement tantamount thereto) to constitute bad faith, willful misconduct or gross negligence on the Company's part. The indemnity, contribution and expense reimbursement agreements and obligation set forth herein shall be in addition to any other rights, remedies or indemnification which the Company may have or be entitled to at common law or otherwise, and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the
Company.

      Section 16. Performance. The Advisor agrees to use its best efforts to furnish the Services to the Company on a full time basis.

      Section 17. Information. In connection with the Advisor's activities hereunder, the Company agrees to cooperate with the Advisor and to furnish upon the Advisor's request all information reasonably related to the transaction contemplated by this Agreement.

      Section 18. Non-Liability of Advisor. The Advisor shall perform on behalf of the Company only the duties that have been specifically delegated to the
Advisor in this Agreement and the Advisor shall have no implied covenants or obligations to perform any other duties under this Agreement. The Advisor shall not be responsible for any losses, liabilities, damages, claims or expenses
(collectively, the "Losses") incurred by the Company arising from any acts or omissions by the Advisor in connection with the performance of its duties under this Agreement other than Losses resulting or arising from the Advisor's gross negligence or willful misconduct; provided, however, that the Advisor shall not have any liability or responsibility for any Loss resulting or arising from an act or omission by a sub-manager.

      Section 19. Relationship of the Parties. In performing the services provided for under this Agreement, the Advisor is acting as an independent contractor, and the Advisor's employees at all times during the term of this
Agreement shall be in the employment of and under the supervision and responsibility of the Advisor, and no person employed by the Advisor either directly or indirectly shall be deemed by virtue of this Agreement, or any other agreement referenced herein, to be the servant, agent or employee of the Company for any purpose whatsoever.

      Section 20. Mutual Representations and Warranties. Each of the Advisor and
the Company represents and warrants to the other that:

            (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all power and authority necessary to own and operate its property, [to lease the property it operates as lessee] and to conduct the business in which it is currently engaged, and (iii) is duly qualified as a foreign company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification;

                                       -9-

            (b) it has all power and authority necessary to make, deliver and perform its duties under this Agreement;

            (c) this Agreement has been duly executed and delivered by it;

            (d) this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

            (e) the execution and delivery and performance by the Company and the Advisor do not and will not:

                        (i) violate its Certificate of Incorporation or
                        Certificate of Organization or bylaws;

                        (ii) breach or result in a default (or an event which,
                        with the giving of notice or the passage of time, or
                        both, would constitute a default) under, require any
                        consent under or give to others any rights of
                        termination, acceleration, suspension, revocation,
                        cancellation or amendment of any material note, bond,
                        mortgage, indenture, lease, license, contract, agreement
                        or other instrument or obligation to which it is a party
                        or by which it or any of their properties or assets may
                        be bound;

                        (iii) breach or otherwise violate any governmental order
                        which names it or is directed to it or any of its
                        assets;

                        (iv) violate any rule, law, or regulation applicable to
                        it or its business or assets; or

                        (v) require any consent, authorization, approval,
                        exemption or other action by, or any filing,
                        registration or qualification with, any Person.

      Section 21. Company Representations and Warranties: The Company represents and warrants to the Advisor that:

            (a) Capitalization. The authorized capitalization of the Company consists of (i) 1,000,000,000 shares of the Common Stock, of which 182,123,127 shares are issued and outstanding and (ii) 100,000,000 shares of the Preferred
Stock, none of which are issued and outstanding. All of the issued and outstanding shares of the Common Stock have been duly authorized and validly issued in compliance with applicable rules, laws and regulations relating to the issuance of securities and are fully paid and non-assessable. The options granted pursuant to Section 4(a) have been, and the shares of Common Stock to be issued upon exercise of the options granted pursuant to Section 4(a), when issued in accordance with the terms of the Option Agreement, will be, duly authorized and validly issued in compliance with applicable United States federal and state governmental rules relating to the issuance of securities, fully paid and nonassessable, and the grant of such options is not and the issuance of all such shares will not be subject to any preemptive rights.

                                      -10-

            (b) Securities Matters and Financial Statements. The Company has
filed with the Securities and Exchange Commission (the "SEC"), and has
heretofore made available to the Advisor true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it and its subsidiaries, if any, since December 15, 2005 under the Securities
Exchange Act of 1934, as amended (the "Exchange Act") or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"), which are all the documents (other than preliminary material) that the Company, or any present or former subsidiary, if any, of the Company, was required to file with the SEC since such date. As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities
Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to the Company SEC Documents. As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents, including, without limitation, any financial statements or schedules included therein did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (c) To the best knowledge of the Company, the financial statements
(including the related notes) of the Company included in the Company SEC
Documents (the "Company Financial Statements") comply as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, present fairly the financial condition of Company and its consolidated Subsidiaries as at the end of the periods covered thereby and the results of its consolidated operations and the changes in its consolidated cash flows for the periods covered thereby, and were prepared in accordance with generally accepted accounting principles
("GAAP") applied on a consistent basis throughout the periods covered thereby subject, in the case of the unaudited interim statements, to year-end audit adjustments and the lack of footnotes and other presentation items. Except as and to the extent otherwise disclosed in the Company SEC Documents or the
Company Financial Statements, and to the best knowledge of the Company, the
Company has no liabilities of any kind, whether direct or indirect, fixed or contingent or otherwise, other than (y) liabilities which are not required to be set forth on the Company Financial Statements in accordance with GAAP, and (z)
liabilities incurred in the ordinary course of business since March 31, 2006.

                                      -11-

            (d) Litigation. There is no pending or, to Company's knowledge, threatened action against the Company or any of its assets by or before any court, governmental entity or arbitrator which, if decided adversely to the
Company, would have a material adverse effect on the assets, business, results of operations, financial condition or prospects of the Company.

      Section 22. Notice. Any notice or other communication required or permitted to be given under this Agreement shall be deemed given when received in writing by the Parties at the address below or to such other address or the attention of such other party as the Parties shall advise the other by written notice given in conformity herewith:

            If to the Company:        Indigo-Energy, Inc.
                                      13350 Random Hills Road
                                      Suite 800
                                      Fairfax, VA 22030
                                      Tel: (703) 934-6189
                                      Fax:(703) 591-3049
                                      Attention: David Larson

            With a Copy to:           Gersten Savage, LLP
                                      600 Lexington Avenue
                                      New York, New York, 10022
                                      Attention: Arthur S. Marcus, Esq.

            If to the Advisor:        HUB Energy, LLC
                                      255 Airport Road
                                      Indiana, PA 15701
                                      Tel: (724) 349-6690
                                      Attention: Mark A. Thompson

or to such other address or the attention of such other party as the Parties shall advise the other by notice in conformity herewith.

      Section 23. Section Headings. The section headings used in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

      Section 24. Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      Section 25. Severability. In the event that any one or more of the provisions contained in this Agreement, or in any other instrument referred to herein, or the application of any such provision or provisions shall, for any reason, be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

      Section 26. Waiver. Waiver of any term or condition of this Agreement by any Party shall be effective if in a writing signed by the Party against whom such waiver is asserted. Any such waiver shall not be construed as a waiver of any subsequent breach of failure of the same term or condition, or a waiver of any other term of this Agreement. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

                                      -12-

      Section 27. Assignment. This Agreement and the rights and obligations of the Parties hereunder shall not be assigned, delegated or otherwise transferred by the Advisor or the Company without the prior written consent of the other
Party which such consent shall not be unreasonably withheld. This Agreement shall inure to the benefit of the permitted successors, indorsees, transferees and assigns of the Company and the Advisor.

      Section 28. No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the Parties hereto and assigns, any legal or equitable rights hereunder.

      Section 29. Confidentiality. The Parties hereto agree not to disclose, without the prior written consent of the other Party, to any third party the contents of this Agreement and agree to maintain the confidentiality of this
Agreement for the Term of the Agreement; provided, however, the forgoing shall not apply to disclosures required by law or a regulatory authority.

      Section 30. Non-Compete and Non-Solicitation. The Company agrees for the
Term of this Agreement that it shall not engage in direct or indirect negotiations with any oil and gas company or any oil and gas opportunity which the Advisor has in any way, either directly or indirectly, made known or made available to the Company. The Company also agrees that it shall not solicit either directly or indirectly any employees of the Advisor or the employees of any oil and gas company made known to it by the Advisor for the purposes of competing in any way with the Advisor.

      Section 31. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to its conflict of laws provisions. Venue shall be the court of Common Pleas, Indiana, PA.

      Section 32. Entire Agreement. This Agreement, including any other instrument referred to herein contains the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements, negotiations, correspondence, undertakings, oral or written, relating to such subject matter.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

                                      -13-

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be entered into as of the date first written above.

                                                    INDIGO-ENERGY, INC.

                                                    By: /s/ David Larson
                                                    ----------------------------
                                                    Name:  David Larson
                                                    Title: President

                                                    HUB ENERGY, LLC

                                                    By: /s/ Mark A. Thompson
                                                    ----------------------------
                                                    Name:  Mark A. Thompson
                                                    Title: President

                Signature Page to the Advisory Services Agreement

                                      -14-

                                   Schedule A

                            Well Production Schedule

Schedule A
Exercise Events

Subject to the production timetable set for the in the Advisory Services Agreement.

Milestone	Issuable Options Common Stock
Delivery of one hundred and fifty (150) wells capable of producing oil and/or gas on the Premises[1].	9.0 million shares at an exercise price of $2.00 per share.
Delivery of an additional fifty (50) wells capable of producing oil and/or gas on the Premises[2].	3.0 million shares at an exercise price of One Dollar ($2.00) per share.
Delivery of an additional fifty (50) wells capable of producing oil and/or gas on the Premises[3].	3.0 million shares at an exercise price of Two Dollars ($2.00) per share.

---

[2] The number of shares subject to the right to exercise shall be reduced on a *pro rata* basis in the event that Holder delivers fewer than fifty (50) wells capable of producing oil and/or gas on the Premises; and

[3] The number of shares subject to the right to exercise shall be reduced on a *pro rata* basis in the event that Holder delivers fewer than fifty (50) wells capable of producing oil and/or gas on the Premises.

                                    Exhibit A

                            Form of Option Agreement

Incorporated by reference as Exhibit No. 4.2 to Form 8-K filed herewith.

                                    Exhibit B

                      Form of Registration Rights Agreement

Incorporated by reference as Exhibit No. 4.1 to Form 8-K filed herewith.

                                    Exhibit C

                    Form of Drilling and Operating Agreement

DRILLING AND OPERATING AGREEMENT

THIS AGREEMENT made and entered into on__________________, between _______________ , a _________________________ with offices at _________________________ (the "Operator"), and the Developers listed in Exhibit "A" (individually referred to as a "Developer" and collectively as the "Developers").

W I T N E S S E T H:

WHEREAS, Operator, by virtue of certain oil and gas leases, has certain rights to develop oil and gas wells on the Drilling Sites ("Drilling Sites") in areas identified in Exhibit "B" (the "Drilling Areas"); and

WHEREAS, the parties hereto have reached an agreement to drill and develop the Drilling Sites as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound hereby, the parties agree as follows:

1. Drilling and Operation of Wells; Assignment of Wells; Operator's Reservation of Overriding Royalty; Representations; Outside Activities.

(a) The Operator, as Developer's independent contractor, agrees to drill, complete (or plug and abandon) and operate _____________ (__) wells in the Drilling Areas in accordance with the terms and conditions of this Agreement.

(b) Upon completion of each well and payment in full by the Developers in accordance with Exhibit "C", Operator shall assign to the Developers the respective interest shown in Exhibit "D" in the Wells ("Wells") located on the Drilling Sites , which assignment shall be limited to the depth and area described in Exhibit "A". Each Well shall be individually identified on Exhibit "D".

(c) ___________________________ shall receive an overriding royalty equal to one-sixteenth (1/16) of all gross revenues from all gas produced, saved and marketed from any well or wells drilled on the Drilling Sites, including any revenues received from any compressor and/or pipeline facilities or portions thereof that are a part of the facilities for such wells or from which outside revenues are received. The reservation of such royalty shall be absolute and shall not be affected by (i) Operator's resignation as Operator hereunder, (ii) the termination of this Agreement, (iii) the performance or nonperformance by Operator of its duties and obligations under this Agreement, or (iv) the delegation by Operator of its duties hereunder. This overriding royalty interest is in addition to the customary 12.5% royalty interest due to the landowner.

(d) It is understood and agreed that the assignments described above and the oil and gas development activities contemplated by this Agreement relate only to the Drilling Sites described in Exhibit "B" as well as those determined in accordance with 1(f) and Wells described in Exhibit "D". Nothing contained in this Agreement shall be interpreted to restrict in any manner the right of each of the parties hereto to conduct without participation of any other party hereto any additional activities relating to exploration, development, drilling, production or delivery of oil and gas on lands adjacent to or in the immediate vicinity of the aforesaid Drilling Sites or elsewhere.

(e) Operator represents and warrants to Developer that: (i) attached hereto as Exhibit "E" will be true and correct copies of the Leases; (ii) to the best knowledge of Operator, Operator is not currently in default with respect to the performance of any of the terms and conditions of the leases and presently knows no basis for claiming any such default by it; (iii) no consent or approval of any third party is currently required with respect to the assignment of the Drilling Sites to Developer in the manner contemplated by this Agreement; and (iv) each assignment of the Drilling Sites will effectively assign to the Developer such right, title and interest of the Operator in and to the Drilling Sites which such assignment purports to assign. Operator shall arrange for a title examination to be conducted on the Drilling Sites in order to obtain appropriate abstracts, opinions, certificates and other information necessary to determine the adequacy of title to the applicable Lease and the fee title of the lessor to the property covered by the Lease. The results of such title examination will be made available to any Developer upon request.

(f) If Operator determines, with respect to any Drilling Site, before operations commence with respect to such Drilling Site, based upon available production information for any other wells which may have been recently drilled in the immediate area of such Drilling Site, or upon discovery of title defects, or upon such other evidence as Operator may obtain, that it would not be in the best interest of the parties hereto to drill a well on such Drilling Site, then Operator shall notify the Developers of such determination and such Drilling Site shall thereupon be withdrawn from this Agreement. Operator shall attempt to acquire an additional drilling site(s) for the purpose of providing the necessary number of drilling sites required to drill the number of wells specified in Section 1(a), but Operator shall notify Developers of each replacement drilling site. If a majority in interest of the Developers do not reject it in writing within seven (7) days after notification from Operator, the new drilling site shall become subject to this Agreement. If rejected, Operator shall propose another drilling site in place of the rejected drilling site.

2. <u>Interest of Parties</u>

Exhibit "D" lists the respective interests of Operator and each Developer in the net revenues (after payment of royalties, overriding royalties, production payments, share of development and operating expenses) and ownership of the wells, equipment and production with respect to the wells to be drilled hereunder, except as otherwise provided in Section 20.

3. <u>Drilling of Wells</u>

(a) Except as otherwise provided in Exhibit "C", the price for each well shall include all tangible and intangible costs which may be incurred in drilling and completing such well, including without limitation, the costs of site preparation and restoration, permits and bonds, roadways, surface damages, power at the site, water, Operator's overhead and profit, rights-of-way, drilling rigs, collection tanks and other equipment necessary or appropriate to dispose of brine, equipment and material, costs of title examination, access rights, logging, cementing, perforating, fracturing, casing, meter (other than utility purchase meters), separator and geological and engineering services but shall not cover the costs and expenses of:

(i) services, equipment and any facilities necessary or appropriate for the production and sale or disposal of oil and/or natural gas liquids; and

(ii) drilling through, casing and cementing a void in a coal mine or seam with respect to any well;

Any such extra costs shall be paid by the parties, in proportion to their respective interests in the well with respect to which such expenses were incurred, based on Exhibit "D" or, if not set forth therein, at Operator's invoice costs for expenses incurred or third party services performed and materials furnished, plus ten percent (10%), which ten percent shall be in lieu of any charge by Operator for its profit or overhead, ***(Need language here to cover possible surcharges on gasoline, drilling services, cement jobs, etc.)***

(b) Operator shall determine the timing of and the order of the drilling of the wells. Any well drilled hereunder shall be drilled to a depth sufficient to thoroughly test the Bradford sand horizons, or to 3,000 feet, except in the case that the operator deems it prudent to drill to a depth of 5,500 feet to test the Elk Formation. The Operator shall have the right to direct stoppage of work at any time prior to reaching the depth specified herein whenever a natural open flow of gas occurs which is in a sufficient quantity that continued operations are hazardous in the sole opinion of Operator, or whenever the natural open flow is in excess of 5OO Mcf/day.

(c) Operator shall have the exclusive right to pay for, own, use and assign, any pipeline and dehydration facilities in connection with the wells being drilled hereunder; provided, however, that sufficient capacity will be maintained for the delivery of gas under this Agreement.

(d) Operator shall determine whether or not to run the production casing for an attempted completion or to plug and abandon the wells drilled hereunder, which determination shall be final and binding on all parties after the well has been drilled to target depth. If any Developer shall request Operator to employ any procedures which cause delay or additional cost, then such Developer shall pay for all such additional costs.

(e) If Operator elects not to run production casing for an attempted completion, the well shall be considered to be a dry hole under this Agreement. Operator will plug and abandon the well in the manner as prescribed by regulations of the appropriate governmental agencies and regulatory bodies. Operator shall furnish a plugging report showing the well has been plugged. The charge for plugging and abandoning the well shall be paid by the Developers, and Operator shall refund the portion of the price of such well to the Developers set forth in Exhibit "F".

(f) If election is made by Operator to run production casing, Operator shall so advise the Developers as soon as practical and the same shall be run and cemented according to acceptable field practices for the area, and shall be perforated at points selected by Operator, and the fracturing treatment shall be performed in accordance with customary practices in the area.

(g) This Agreement shall not be construed as a guarantee as to the commercial productivity of the wells covered by this Agreement. Operator shall not be liable for or act as a guarantor of services or materials provided by third parties or against any geological faults, geological accidents, or other geological circumstances, which may appear during or subsequent to the completion of any well hereunder which affects the commercial productivity of such well. Any costs and expenses of remedial work shall be considered operating costs under Section 8.

4. Operator Responsibilities

(a) The Operator shall conduct and direct and have full control of all operations as permitted and required by this Agreement. Operator shall, in addition to its other obligations hereunder:

(i) determine at all times when any well shall be completed, plugged and abandoned or remedial work performed and which sands to complete (whether upon completion of drilling operations or thereafter);

(ii) manage and conduct all field operations in connection with drilling, testing, completing, recompleting, equipping, operating and producing of the wells;

(iii) maintain all wells, equipment, pipelines and facilities in good working order during the useful life thereof; and

(iv) perform the necessary administrative and accounting functions.

(b) The decision of Operator shall be final and conclusive, and shall be binding upon all parties. Operator shall conduct all such operations in a good and workmanlike manner, but it shall have no liabilities as Operator to any party for losses sustained, or liabilities incurred, except such as may result from Operator's gross negligence or willful misconduct.

5. Employees

The number of employees and their selection, hours of employment and compensation shall be determined by Operator. All empoloyees shall be employees of the Operator.

6. Sale of Production

(a) Subject to Sections 10 and 20 hereto, each Developer hereby reserves the exclusive right to take in kind or separately dispose of his proportionate share of all oil and gas produced from the wells to be drilled hereunder, exclusive of production which may be used in development and producing operations, preparing and treating oil and gas for marketing purposes, production unavoidably lost and production used to fulfill any free gas obligations under the terms of the applicable lease.

(i) If any Developer exercises the right to take his share of oil and gas in kind, such Developer shall pay or deliver, or cause to be paid or delivered to the Operator, all royalties and overriding royalties based upon the highest price then being paid by industrial, utility, pipeline or other purchasers for gas of a like kind , at the point of delivery to either the purchaser or pipeline transporting facilities. Such price shall include all appropriate compression and transportation fees as the case may be;

(ii) In the event Developer elects to separately dispose of his share of oil and gas, all royalties and overriding royalties shall be based on the contract price including brokerage fees, if any, and transportation and compression fees as long as the gas is in Operator's possession prior to the delivery point.

(b) Any extra expenditure incurred in taking in kind or separate disposition by any Developer of its proportionate share of the production shall be borne by the Developer, and such Developer shall reimburse Operator for any loss of income that Operator incurs by reason of such separate disposition.

(c) If any Developer fails or neglects to make the arrangements necessary to take in kind or separately dispose of his proportionate share of oil and gas produced from any well covered by this Agreement within thirty (30) days following completion of such well, the Operator shall have the right but not the obligation, to sell such oil and gas to others at any time and from time to time, for the account of the Developer at the best price reasonably obtainable under the circumstances. Any such purchase or sale by the Operator shall be subject to the right of the Developer to exercise its right to take in kind or to separately dispose of its share of oil and gas not previously delivered to any purchaser or committed to any purchaser. Any such purchase or sale by Operator of any Developer's share of oil and gas shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one and one-half years.

(d) With respect to operations hereunder, Developers agree to release Operator from any and all losses, damages, injuries, claims and causes of action arising out of, incident to or resulting directly or indirectly from Operator's interpretation or application of rules, rulings, regulations or orders of the Department of Energy or predecessor or successor agencies to the extent such interpretation or application was made in good faith. Each Developer further agrees to reimburse Operator for any amounts applicable to such Developer's share of production that Operator may be required to refund, rebate or pay as a result of any such incorrect interpretation or application, together with any interest and penalties thereon.

(e) Operator hereby appoints and the Developer agrees to the appointment of the Operator's wholly owned subsidiary, Mid-East Gas Gathering, Inc. to act as sales and marketing agent for the oil and gas produced hereunder. Mid-East Gas Gathering, Inc. shall market and sell oil and gas produced from the wells contemplated hereunder and shall be responsible for the ownership, construction and maintenance of the pipeline systems used to transport the oil and gas to market and shall be responsible for purchasing and/or leasing compressors, desiccation and heating systems, and shall be responsible for the costs of all other equipment, personnel and administrative costs in regard to the sale, marketing and transportation of oil and gas. Mid-East Gas Gathering, Inc. shall be paid ten percent (10%) of the Net Revenues received from the oil and gas purchasers in exchange for the use of the above-described transportation and compression systems and its marketing and sales efforts. All costs incurred during the transportation of such oil and gas shall be borne by Mid-East Gas Gathering, Inc.

7. Production Proceeds

(a) To facilitate the collection and disbursement of the proceeds from the sale of oil and gas from any well covered by this Agreement, each Developer hereby irrevocably appoints Operator as his exclusive agent to collect any and all proceeds from the sale of such oil and gas whether such sale is made by the Developer or the Operator on behalf of the Developer and hereby agrees to name Operator as such agent in any contract for the separate disposition of such oil and gas. Any person or persons making payment to Operator shall be released from any and all liability with regard to the proceeds of such sale.

(b) Operator shall make a diligent effort to collect all payments due but shall have no liability with regard to any nonpayment of proceeds from the sale of such oil and gas.

(c) All monies collected by Operator shall be held in trust for the account of all parties.

(d) Subject to Sections 10 and 20 hereof, Operator shall disburse, no later than the twenty-eighth (28th) day of the month following the month in which proceeds of sale are received, the entire proceeds of such sale, less payment of lessor's royalties and any overriding royalties, production payments, operating expenses or other charges under Section 8 and delinquent advance payments under Section 9; provided, however, if Operator enters into a take-or-pay contract which provides a credit to the purchaser for any payments by it for failing to take delivery, Operator shall have the right, but not the obligation, to deposit all or a portion of such payments in escrow, Operator shall have the right to retain such monies in escrow or disburse them from time to time to such person or persons as it determines are entitled thereto. If Operator disburses such monies to any person who is later determined to be not entitled thereto Operator shall have no liability to Developers or any other persons with respect thereto other than to use its best efforts to recover such monies for the account of the person who is lawfully entitled thereto, Accordingly, Developers hereby release Operator from any and all claims, liabilities and damages related to or arising out of such payments or disbursements provided that Operator acted in good faith.

8. Operating Fees and Costs

(a) Commencing at the time that a well drilled hereunder begins to produce, Operator shall be entitled to an operating fee of $_____ per month for each well being operated under this Agreement in lieu of direct charges by Operator for its services or the use of its equipment for the normal operation and maintenance of such wells. Such operating fee shall be subject to annual adjustments as provided in Subsection (b) below and shall cover all normal, regularly recurring operating expenses for the production and sale of oil and/or natural gas, including without limitation, well tender, routine maintenance and minor adjustments, reading meters, recording production, maintaining appropriate books and records, preparing reports to the Developers, and collecting and disbursing revenues, but shall not cover the costs and expenses of:

(i) lease rentals and royalties, including shut-in royalties not deducted under Section 7 above which have been paid by the Operator for the wells covered by this Agreement;

(ii) All taxes of every kind and nature, including, without limitation, ad valorem taxes, assessed or levied upon or in connection with the operation thereof, or the production therefrom, and which taxes have been paid by the Operator for the benefit of the Developers;

(iii) materials purchased or furnished by Operator for use on the wells;

(iv) transportation of materials, including brine, except where employees of Operator transport material in the normal course of operation;

(v) tubing, bailing or cleaning out a well and other services requiring equipment which is necessary to the efficient operation of a well;

(vi) services, equipment and facilities necessary or appropriate for the production and sale or disposal of oil and/or natural gas liquids;

(vii) services of attorneys, accountants, geologists, petroleum engineers or other professionals relating to operations hereunder.

(viii) any applications, filings or reports to either the gas purchaser(s) or governmental agencies.

Any such extra costs shall be paid by the parties, in proportion to their respective interests in the well with respect to which such expenses were incurred, based on Operator's invoice costs for expenses incurred or third party services performed and materials furnished, plus ten percent (10%), which ten percent shall be in lieu of any charge by Operator for its profit or overhead, except (i) that the charges for maintenance, repair and operation of gathering lines and compression and dehydration facilities shall be at a rate established by Operator, in its sole discretion, at the time of installation of such facilities, provided such rate is competitive with like facilities in the industry and (ii) that the charges for professional services shall be at cost, which shall be reasonable under the circumstances.

(b) The operating fee shall be adjusted as of the first day of April of each year following the effective date of this Agreement. The adjustment shall be computed by multiplying the then applicable operating fee by the percentage increase or decrease in the average weekly earnings of "Crude Petroleum, Natural Gas and Natural Gas Liquids" workers for the last calendar year compared to the preceding calendar year as published by the United States Department of Labor, Bureau of Labor Statistics, and shown in the Employment and Earnings Publications, Monthly Establishment Data, Hours and Earnings Statistical Table C-2, Index Average Weekly earnings of "Crude Petroleum, Natural Gas and Natural Gas Liquids" workers, SIC Code #131.2, or any successor index thereto, since January 1st in the year in which this Agreement was executed, in the case of the first adjustment, and since the previous adjustment date in the case of each subsequent adjustment. The adjusted operating fee shall be the operating fee currently in use, plus or minus the computed adjustment.

(c) The monthly operating fee shall be charged as follows:

(i) An active well producing for any portion of the month shall be charged for the entire month

(ii) Gas wells shall be charged if directly connected to a permanent sales outlet even though temporary shut-in due to overproduction or failure of the purchaser to take the production

(iii) A producing oil and/or gas well permanently shut down but on which plugging operations are deferred shall not be charged after the time shut down is effected

(iv) A well being plugged back, drilled deeper, or which is undergoing any type of workover that requires the use of a drilling rig capable of drilling shall not be charged for that period of time during which the well does not produce

(d) Except as otherwise provided herein, the Operator shall promptly pay and discharge all costs and expenses incurred in operations pusuant to this Agreement and charge each of the Developers with his respective share of such costs and expenses. Each Developer shall pay to the Operator all such costs and expenses within 15 days after the receipt of th invoice from Operator.

9. Advance Payment

(a) The operator, at its election, shall have the right from time to time to demand and receive payment in advance from the Developers of their respective shares of the estimated costs to be incurred in operations hereunder during any month or in plugging and abandoning any wells which right may be exercised by submission to each Developer of an itemized statement of such estimated costs, together with an invoice forits share thereof. Each such statement and invoice shall be submitted on or before the twentieth day of the month preceding the month for which the advance is requested. Each Developer shall pay the amount shown on such invoice within fifteen days after the date thereof. Proper adjustments shall be made monthly between advances and actual costs (including the allowance for Operator's overhead), so that each Developer shall bear and pay its proportionate share of actual costs incurred, and no more.

{b) The Operator shall have the right to withhold all or a portion of production payments and place such amounts in an escrow account for the purpose of plugging and abandoning the wells covered by this Agreement, which right may be exercised by submission to each Developer of an itemized statement of such estimated plugging costs. Thereafter, Operator shall annually submit to Developers an itemized statement of the estimated plugging cost and amount then on deposit. Operator shall disburse all proceeds, which accumulate in excess of estimated plugging costs (including the allowance for Operator's overhead), as set forth in Section 7.

10. Operator's Remedies

In the event any Developer fails to pay its share of advances, costs and expenses hereunder, the Operator shall have the following remedies:

(i) Developer shall pay interest monthly on the unpaid balance at the prime rate in effect at PNC Bank, Pittsburgh, Pennsylvania, on the first day of the month in which delinquency occurs plus Two (2%) Percent, plus attorney's fees, court costs and other costs in connection with the collection of unpaid amounts, and Operator shall further have the right, without prejudice to any other rights or remedies to:

(ii) withhold payment of any working interest under this Agreement or any other account due such Developer; or

(iii) when operations are being conducted under Paragraph 20 (Additional Operations) the Operator may elect to treat such Developer as a "Non-Consenting" party with respect to such well for any unpaid amount. In the event that Operator exercises its rights under this clause, the defaulting Developer shall be deemed to have relinquished to Operator, and Operator shall be deemed to own, such Developer's interest in any such well or wells provided; however, that Operator shall assume the obligations of the defaulting Developer with respect to such well or wells.

11. Term of Agreement

(a) This Agreement shall remain in full force and effect for as long as any well covered by this Agreement is producing oil or gas hereunder in "paying quantities". Each party shall be responsible for any existing obligation at the time this Agreement terminates. For purposes of this Agreement, the term "paying quantities" shall mean a well producing sufficient volumes of oil and/or gas to yield a reasonable profit over and above the operating costs, maintenance, royalties, overriding royalties and marketing the oil and/or gas.

(b) The Operator shall notify the Developer whenever the 100% net working interest proceeds equal $500.00 or less for an unrestricted oil and/or gas well production period.

(c) In the event any six (6) continuous production periods are insufficient to pay all costs and expenses under Section 11(a) hereof, and (i) no restrictions are imposed upon the productivity of such well; or (ii) no other operations are proposed under this Agreement; then Operator shall schedule the well for plugging and abandonment at the sole cost and expense of the Developers. Operator shall then proceed to plug and abandon any such well, subject to suitable weather and the availability of equipment, upon receipt in advance of the estimated costs thereof as set forth in Sections 7 and 9 hereof. Operator shall bear no responsibility or obligation for any cost related thereto. The termination of this Agreement or the abandonment of any well shall not relieve the Developers from any liability, which has accrued or attached prior to the date of such termination.

(d) In lieu of plugging and abandoning such well under Section 11(c) hereof Operator shall have the right, but not the obligation, to takeover the well or sell the well and the appropriate equipment and materials at a purchase price determined by Operator.

(i) In the event Operator elects to takeover or sell such well the Operator will return the purchase price and any escrow monies accrued for such well to the Developers, or apply to any accounts due Operator, less $ 1,000.00 which shall remain in Operator's escrow bonding account for the plugging and abandonment liability.

In either event the Developers shall assign their interest as directed by Operator, without warranty, express or implied, as to title, quantity, quality or fitness for use of the equipment and material, together with their interests in the well, equipment, material and the lease to the land upon which the well is located, free and clear of all liens and encumbrances, and each Developer appoints the Operator as its attorney-in-fact with full power of substitution to execute, deliver and record the appropriate assignment or other instrument of transfer for and on behalf of the Developer. This power-of-attorney is coupled with an interest and shall be irrevocable. Upon such assignment the well shall be removed from this Agreement provided, however, such removal shall not relieve Developers from any liability, which has accrued or attached prior to the date of such removal. Furthermore, Operator agrees to hold the Developers harmless from and against any and all liabilities in connection with plugging and abandonment of any such wells.

12. Audit

(a) Any Developer, upon ten (10) days' written request to the Operator, shall have the right to audit, during normal business hours, the Operator's books and records relating to the receipts, disbursements and accounting of any and all wells covered by this Agreement.

(b) The Operator shall, upon written request, furnish any Developer with copies of all well logs, production records and any other pertinent data.

13. Assignment/Delegation By Operator

Operator shall have the sole and absolute right to pledge or assign its interest in the wells, production, equipment or leasehold interests covered hereby and to delegate its duties hereunder to another operator, without notice to Developers.

14. Assignment by Developer

(a) Any Developer shall have the sole and absolute right to assign any interest it acquires pursuant to this Agreement. Such assignment may be made with or without notice to Operator; provided, however, until such time as Operator has received written notice of such assignment, it may deal solely with such Developer and need not recognize any party claiming through or under such Developer.

(b) If the interest of any Developer is subsequently divided among and owned by co-owners, Operator may, at its discretion, require such co-owners to appoint a single trustee or agent with full authority to receive notices, reports, and distribution of the proceeds of production; to approve expenditures; to receive billings for and approve and pay all costs, expenses and liabilities incurred hereunder; to exercise any rights granted to such co-owners hereunder; to grant any approvals or authorizations required or contemplated; and to deal generally with, and with power to bind, such co-owners with respect to all activities and operations contemplated by this Agreement; provided, however, that each such co-owner shall continue to have the right to enter into all contracts for sale of their respective share of oil and gas produced from the wells covered by this Agreement.

15. Liability of Developers

(a) The liability of the Developers shall be several, not joint or collective. Each Developer shall be liable only to the extent of his respective share of the development, operating or other expenses for the wells covered by this Agreement.

(b) It is not the intention of the parties to create, nor shall this Agreement be construed as creating, a mining or other partnership or association, or to render them liable as partners or joint venturers for any purpose. Operator shall be deemed to be an independent contractor,

16. Provision Concerning Taxation

(a) Each of the parties elects, under the authority of Section 761(a) of the Internal Revenue Code of 1954, as amended (the "Code"), to be excluded from the application of all of the provisions of subchapter K of Chapter 1 of Subtitle A of the Code. If the income tax laws of the state or states in which the property covered hereby is located may contain, or may hereafter contain, provisions similar to those contained in Subchapter K of the Code, under which a similar election is permitted, each of the Developers authorizes and directs the Operator to execute such election or elections on its behalf and to file the election with the proper government office or agency. Beginning with the first taxable year of operations hereunder, each party agrees that the deemed election provided by Section 1.761-2(b) (2) (ii) of the Regulations under the Code will apply; and no party will file an application under Section

1.761-2(b) (3) (i) and (ii) of said Regulations to revoke said election. If requested by the Operator to do so, each Developer agrees to execute and join in such an election.

(b) If any tax assessment is considered unreasonable by the Operator, it may at its discretion protest such valuation within the time and manner prescribed by law, and prosecute the protest to a final determination When any such protested valuation shall have been finally determined, the Operator shall pay the assessment for the Developers, together with any interest and penalty accrued, and the total cost, including all costs relating to prosecution of the protest, shall then be assessed against the Developers, and be paid by them, as provided herein.

17. Insurance

(a) At all times while operations are conducted hereunder, the Operator shall comply with the workmen's compensation laws of the state(s) where operations are being conducted. Operator shall also carry or provide such insurance for the benefit of the Developers as may be outlined in Exhibit "G" attached hereto. Operator shall require all contractors engaged in work on or for the wells covered by this Agreement to comply with the workmen's compensation laws of the state(s) where operations are being conducted and to maintain such other insurance as is required of the Operator in Exhibit "G".

(b) Operator shall carry employer's liability and other insurance as required by the laws of the Commonwealth of Pennsylvania.

(c) If the parties hereto or any of them shall insure their respective risks beyond the specific limits of insurance required to be carried by the Operator under the terms of this Agreement, the benefits of such insurance shall inure to the parties procuring and maintaining the same, respectively, and the cost of such insurance shall be borne by such parties, respectively, without reimbursement from the other and without an accounting therefor.

(d) It is further understood and agreed that the Operator is not a guarantor of the financial responsibility of the insurer with whom such insurance is carried, and that except for gross negligence or willful misconduct, Operator shall not be liable to Developers for any loss suffered on account of the insufficiency of the insurance carried or the insolvency of the insurer with whom it is carried. Operator shall not be liable to Developers for any loss by reason of Operator's inability to procure or maintain such insurance. Operator agrees that if at any time during the life of this Agreement it is unable to obtain or maintain such insurance it shall immediately notify Developers in writing of such fact.

18. Claims and Lawsuits

(a) If any party to this Agreement is sued on an alleged cause of action arising out of the operations hereunder, it shall give prompt written notice of the suit to the other parties. The Operator shall defend all such actions, and the defense of lawsuits shall be under the general direction of Operator's attorneys.

(b) Any suit may be settled during litigation by the Operator. All expenses incurred in the defense of suits, together with the amount paid to discharge any final judgment, shall be considered costs of operations and shall be charged to and paid by all parties in proportion to their interests provided that any such claim or claims do not result from the Operator's gross negligence or willful misconduct and/or are not covered by Operator's insurance.

(c) Damage claims caused by and arising out of operations conducted for the joint account of the Developers shall be handled by the Operator and its attorneys. The settlement of claims of this kind shall be within the discretion of the Operator and, if settled, the sums paid in settlement shall be charged as expense to and be paid by all Developers in proportion to their respective interests, except such claims caused by or arising out of the gross negligence or willful misconduct of the Operator which are not covered by the Operator's insurance.

I9. Force Majeure

(a) If Operator is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, then the Operator shall give to all Developers prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the Operator, so far as it is affected by the force majeure, shall be suspended during but no longer than, the continuance of the force majeure. Operator shall use all possible diligence to remove the force majeure as quickly as possible.

(b) The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other difficulty by the Operator, contrary to its wishes, which shall be entirely within the discretion of the Operator.

(c) The term "force majeure" as used herein shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, riot, lightning, fire, storm, flood, explosion, governmental restraint, unavailability of equipment, geologic accident, and any other cause whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the Operator.

20. Additional Operations

(a) Any party may submit a written proposal to (i) drill a new well or wells on any Drilling Site, or (ii) to rework, recomplete or complete any sands which were not completed at the initial completion, deepen or plug back any existing well or wells on a Drilling Site, all subject to the terms and conditions set forth below.

(b) Operator shall act in a fiduciary capacity to approve or disapprove any proposal submitted by a Developer under Subsection (a) above if the Operator approves any proposed operation, it shall give each Developer thirty (30) days prior written notice indicating the proposed operation, the work to be performed, the location, the proposed depth, objective formation and the estimated cost of operation. The charge for performing work under Subsection (a) above shall be Operator's cost plus ten (10%) percent. Before the expiration of the notice period, each Developer shall give notice to the Operator indicating whether or not such Developer wishes to participate in any of the operations by the Operator under this Subsection. If any Developer elects not to participate or fails to notify the Operator of its intention to participate within the time prescribed, he shall thereafter be deemed to be a "nonconsenting Party" and he shall not participate in any of the operations covered under this Section 20. Those parties who do elect to participate in the operations covered under this Section 20 shall be deemed to be "Consenting Parties" and shall participate in the benefit of the operations hereunder, and the work shall be commenced by the Operator and completed with due diligence subject to the availability of equipment.

(c) The entire cost and risk of conducting such operations shall be borne by the Consenting Parties in the proportions that their respective interest bear to the total interest of all Consenting Parties. Consenting Parties shall keep the leasehold estates involved in such operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the Consenting Parties. If an operation results in a dry hole, the Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk and expense. If any well drilled, reworked, recompleted, completed, deepened or plugged back under the provisions of this Section results in the production of oil and/or gas in paying quantities, the Consenting Parties shall complete and equip the well to produce at their sole cost and risk, and such well shall be operated by the Operator at the expense and for the account of the Consenting Parties. Upon commencement of operations for the drilling, reworking, recompleting, completing, deepening or plugging back of any such well by Consenting Parties in accordance with the provisions of this Section, each Nonconsenting Party shall be deemed to have relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all of such Non-Consenting Party's interest in the well, its leasehold operating rights, and share of production therefrom until the proceeds or market value thereof (after deducting production costs, taxes, royalties, overriding royalties and other interests payable out of or measured by the production from such well accruing with respect to such interest until its reverts) shall equal the total of the following:

(i) 300% of each such Nonconsenting Party's share of the cost of any newly acquired surface equipment beyond the wellhead connections (including, without limitation, stock tanks, separators, treaters, pumping equipment and piping), plus 300% of each such Nonconsenting Party's share of the cost of operation of the well commencing with first production and continuing until each such Nonconsenting Party's relinquished interest shall revert to it under this Section, it being agreed that each Nonconsenting Party's share of such costs and equipment will be that interest which would have been chargeable to each Nonconsenting Party had it participated in the well from the beginning of the operation; and

(ii) 300% of that portion of the costs and expenses of drilling, reworking, recompleting, deepening or plugging back, testing and completing, and 300% of that portion of the cost of newly acquired equipment in the well (to and including the wellhead connections), which would have been chargeable to such Nonconsenting Party if it had participated therein.

d) In the case of any reworking, completing, recompleting, plugging back or deeper drilling operation, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing and other equipment in the well, but the ownership of all such equipment shall remain unchanged; and upon abandonment of a well after such reworking, completing, recompleting, plugging back or deeper drilling, the Consenting Parties shall account for all such equipment to the owners thereof, with each party receiving its proportionate part in kind or in value.

(e) Within sixty (60) days after the completion of any operation under this Section, the party conducting the operations for the Consenting Parties shall furnish each Nonconsenting Party with an inventory of the equipment in and connected to the well, and an itemized statement of the cost of drilling, deepening, reworking, plugging back, testing, completing, recompleting and equipping the well for production or, at its option, the Operator, in lieu of an itemized statement of such costs of operation, may submit a detailed statement of monthly billings, Each month thereafter, during the time the Consenting Parties are being reimbursed as provided above, the Operator shall furnish the

Nonconsenting Parties with an itemized statement of all costs and liabilities incurred in the operation of the well, together with a statement of the quantity of oil and gas produced from it and the amount of proceeds realized from the sale of the well's working interest production during the preceding month. Any amount realized from the sale or other disposition of equipment newly acquired in connection with any such operation which would have been owned by a Nonconsenting Party had it participated therein shall be credited against the total unreturned costs of the work done and of the equipment purchased, in determining when the interest of such Nonconsenting Party shall revert to it as above; provided, however, if there is a credit balance it shall be paid to such Nonconsenting Party.

(f) If and when the Consenting Parties recover from a Nonconsenting Party's relinquished interest the amounts provided for above, the relinquished interest of such Nonconsenting Party shall automatically revert to it and from and after such reversion such Nonconsenting Party shall own the same interest in such well, the operating rights and working interest therein, the material and equipment in or pertaining thereto, and the production therefrom as such Nonconsenting Party would have owned had it participated in the drilling, reworking, deepening, recompleting, completing or plugging back of said well. Thereafter, such Nonconsenting Party shall be charged with and shall pay its proportionate part of the further cost of the operation of said well in accordance with the terms of this Agreement.

21. Notices

All notices authorized or required between the parties, and required by any of the provisions of this Agreement, shall, unless otherwise specifically provided, be given in writing by United States Mail or ______________ and addressed to the party to whom the notice is given at the addresses listed in this Agreement. All notices under this Agreement required to be given to the Developers by the Operator shall be deemed given when the Operator deposits such notice with the U.S. Mail or ______________. All notices under this Agreement required to be given to the Operator by the Developers shall be deemed given when received by the Operator. Each party shall have the right to change its address at any time, and from time to time, by giving written notice to the others.

22. Miscellaneous

(a) Each Developer certifies that he has the authority to execute this Agreement and that he will indemnify Operator for any damages, costs and expenses that may be caused by any lack of authority and furthermore each Developer agrees to take all steps necessary to obtain such authority.

(b) This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings other than those expressly set forth herein. This Agreement supercedes all prior negotiations, agreements and understandings between the parties, whether written or oral, with respect to the subject matter hereof.

(c) The provisions of this Agreement may be waived, altered, amended, or supplemented, in whole or in part, only by an amendment signed by the parties hereto.

(d) No failure or delay on the part of any party in exercising any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

(e) The parties shall from time to time do and perform such other and further acts and execute and deliver any and all such other and further instruments as may be required by law or reasonably requested by either party to establish, maintain and protect the respective rights and remedies *of* the other and to carry out and effect the intents and purposes of this Agreement.

(f) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the rules governing conflict of laws.

(g) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Instrument and the provisions of this Agreement shall be binding on the signatory parties hereto, whether executed by all or a part of the Developers.

(h) All article, section or paragraph headings contained in this Agreement and the order of articles, sections and paragraphs are for convenience only and shall in no way limit or otherwise affect the interpretation of any of the terms or provisions hereof.

(i) All pronouns, singulars, plurals and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

(j) This Agreement shall be binding upon and shall inure to the benefit of the undersigned parties and their respective heirs, personal representatives, successors and assigns.

23. <u>Other Provisions</u>

Bankruptcy: If Operator becomes insolvent, bankrupt or is placed in receivership, it shall be deemed to have resigned without any action by Developers, except the selection of a successor. If a petition for relief under the federal bankruptcy laws is filed by or against Operator, and the removal of Operator is prevented by the federal bankruptcy court, all Developers and Operator shall comprise an interim operating committee to serve until Operator has elected to reject or assume this agreement pursuant to the Bankruptcy Code, and an election to reject this agreement by Operator as a debtor in possession, or by a trustee in bankruptcy, shall be deemed a resignation as Operator without any action by Developers, except the selection of a successor During the period of time the operating Committee controls operations, all actions shall require the approval of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit "D". In the event there are only two (2) parties to this agreement, during the period of time the operating committee controls operations, a third party acceptable to Operator, Developer and the federal bankruptcy court shall be selected as a member of the operating committee, and all actions shall require the approval of two (2) members of the operating committee without regard for their interest based on Exhibit "D ".

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or have caused this Agreement to be executed by their duly authorized officers on the date first written above.

ATTEST:	(Operator)____________________
____________________________	______________________________
Secretary	Its:
WITNESS:	DEVELOPER:
____________________________	______________________________

EXHIBIT "A"

Developers

Developers	Address	Amount Contributed

Exhibit "B"

Drilling Areas

(Maps to be Provided)

Exhibit "C"

Cost per well

The turnkey price per well shall be $___________. In exchange for the turnkey price, Mid-East Oil Company will provide one oil and/or gas well complete to the pipeline in accordance with the terms of this Drilling and Operating Agreement. In general, the turnkey cost shall include: the price for each well shall include all tangible and intangible costs which may be incurred in drilling and completing such well, including without limitation, the costs of site preparation and restoration, permits and bonds, roadways, surface damages, power at the site, water, Operator's overhead and profit, rights-of-way, drilling rigs, collection tanks and other equipment necessary or appropriate to dispose of brine, equipment and material, costs of title examination, access rights, logging, cementing, perforating, fracturing, casing, meter (other than utility purchase meters), separator and geological and engineering services but shall not cover the costs and expenses of those items explained in Section 3 of this Drilling and Operating Agreement.

Exhibit "D"

Individual Interests and Well Assignments

Each individual Developer will be assigned the Working and Net Revenue Interests attributable by nature of the amount contributed and stated on Exhibit "A". Each well will be noted along with the corresponding lease.

The Assignment Document will specify the assignment of wells and a 500 foot radius for wells drilled less than 4,000 feet and a 1,000 foot radius for wells drilled in excess of 4,000 feet. The well radius will not extend beyond the boundary of the lease, or the assigned area of any previously drilled well by Operator or assigns.

Only shallow oil and gas production and drilling rights are to be assigned under this Agreement. As used herein, the word "shallow" with reference to oil and gas or oil and gas sands or horizons as may be encountered from the surface down to and including a depth of 4,800 feet below the surface or 100 feet below the lowest Elk horizon , whichever is deeper.

Exhibit "E"

All Leases will be attached along with a summary

Exhibit "F"

Costs to be refunded should a well be deemed to be a "Plug and Abandon" well before being completed.

                                    Exhibit D

                   American and Petroleum Institute's Form 610
           (to be completed within 30 days after wells come on line)

A.A.P.L. FORM 610 - 1989

MODEL FORM OPERATING AGREEMENT

OPERATING AGREEMENT

DATED

________________ , ________ ,
year

OPERATOR ____

CONTRACT AREA ____________________________________

____

____

____

____

COUNTY OR PARISH OF ____________________ , STATE OF ____________

COPYRIGHT 1989 – ALL RIGHTS RESERVED
AMERICAN ASSOCIATION OF PETROLEUM
LANDMEN, 4100 FOSSIL CREEK BLVD.
FORT WORTH, TEXAS, 76137, APPROVED FORM.

A.A.P.L. NO. 610 - 1989

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

TABLE OF CONTENTS

Article	Title	Page
I.	DEFINITIONS	1
II.	EXHIBITS	1
III.	INTERESTS OF PARTIES	2
	A. OIL AND GAS INTERESTS:	2
	B. INTERESTS OF PARTIES IN COSTS AND PRODUCTION:	2
	C. SUBSEQUENTLY CREATED INTERESTS:	2
IV.	TITLES	2
	A. TITLE EXAMINATION:	2
	B. LOSS OR FAILURE OF TITLE:	3
	1. Failure of Title	3
	2. Loss by Non-Payment or Erroneous Payment of Amount Due	3
	3. Other Losses	3
	4. Curing Title	3
V.	OPERATOR	4
	A. DESIGNATION AND RESPONSIBILITIES OF OPERATOR:	4
	B. RESIGNATION OR REMOVAL OF OPERATOR AND SELECTION OF SUCCESSOR:	4
	1. Resignation or Removal of Operator	4
	2. Selection of Successor Operator	4
	3. Effect of Bankruptcy	4
	C. EMPLOYEES AND CONTRACTORS:	4
	D. RIGHTS AND DUTIES OF OPERATOR:	4
	1. Competitive Rates and Use of Affiliates	4
	2. Discharge of Joint Account Obligations	4
	3. Protection from Liens	4
	4. Custody of Funds	5
	5. Access to Contract Area and Records	5
	6. Filing and Furnishing Governmental Reports	5
	7. Drilling and Testing Operations	5
	8. Cost Estimates	5
	9. Insurance	5
VI.	DRILLING AND DEVELOPMENT	5
	A. INITIAL WELL:	5
	B. SUBSEQUENT OPERATIONS:	5
	1. Proposed Operations	5
	2. Operations by Less Than All Parties	6
	3. Stand-By Costs	7
	4. Deepening	8
	5. Sidetracking	8
	6. Order of Preference of Operations	8
	7. Conformity to Spacing Pattern	9
	8. Paying Wells	9
	C. COMPLETION OF WELLS; REWORKING AND PLUGGING BACK:	9
	1. Completion	9
	2. Rework, Recomplete or Plug Back	9
	D. OTHER OPERATIONS:	9
	E. ABANDONMENT OF WELLS:	9
	1. Abandonment of Dry Holes	9
	2. Abandonment of Wells That Have Produced	10
	3. Abandonment of Non-Consent Operations	10
	F. TERMINATION OF OPERATIONS:	10
	G. TAKING PRODUCTION IN KIND:	10
	(Option 1) Gas Balancing Agreement	10
	(Option 2) No Gas Balancing Agreement	11
VII.	EXPENDITURES AND LIABILITY OF PARTIES	11
	A. LIABILITY OF PARTIES:	11
	B. LIENS AND SECURITY INTERESTS:	12
	C. ADVANCES:	12
	D. DEFAULTS AND REMEDIES:	12
	1. Suspension of Rights	13
	2. Suit for Damages	13
	3. Deemed Non-Consent	13
	4. Advance Payment	13
	5. Costs and Attorneys' Fees	13
	E. RENTALS, SHUT-IN WELL PAYMENTS AND MINIMUM ROYALTIES:	13
	F. TAXES:	13
VIII.	ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST	14
	A. SURRENDER OF LEASES:	14
	B. RENEWAL OR EXTENSION OF LEASES:	14
	C. ACREAGE OR CASH CONTRIBUTIONS:	14

i

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

TABLE OF CONTENTS

D. ASSIGNMENT; MAINTENANCE OF UNIFORM INTEREST: 15
E. WAIVER OF RIGHTS TO PARTITION: 15
F. PREFERENTIAL RIGHT TO PURCHASE: 15
IX. **INTERNAL REVENUE CODE ELECTION** 15
X. **CLAIMS AND LAWSUITS** 15
XI. **FORCE MAJEURE** 16
XII. **NOTICES** 16
XIII. **TERM OF AGREEMENT** 16
XIV. **COMPLIANCE WITH LAWS AND REGULATIONS** 16
A. LAWS, REGULATIONS AND ORDERS 16
B. GOVERNING LAW: 16
C. REGULATORY AGENCIES: 16
XV. **MISCELLANEOUS** 17
A. EXECUTION: 17
B. SUCCESSORS AND ASSIGNS: 17
C. COUNTERPARTS: 17
D. SEVERABILITY 17
XVI. **OTHER PROVISIONS** 17

ii

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

OPERATING AGREEMENT

THIS AGREEMENT, entered into by and between ______________________________, hereinafter designated and referred to as "Operator," and the signatory party or parties other than Operator, sometimes hereinafter referred to individually as "Non-Operator," and collectively as "Non-Operators."

WITNESSETH:

WHEREAS, the parties to this agreement are owners of Oil and Gas Leases and/or Oil and Gas Interests in the land identified in Exhibit "A," and the parties hereto have reached an agreement to explore and develop these Leases and/or Oil and Gas Interests for the production of Oil and Gas to the extent and as hereinafter provided,

NOW, THEREFORE, it is agreed as follows:

ARTICLE I.
DEFINITIONS

As used in this agreement, the following words and terms shall have the meanings here ascribed to them:

A. The term "AFE" shall mean an Authority for Expenditure prepared by a party to this agreement for the purpose of estimating the costs to be incurred in conducting an operation hereunder.

B. The term "Completion" or "Complete" shall mean a single operation intended to complete a well as a producer of Oil and Gas in one or more Zones, including, but not limited to, the setting of production casing, perforating, well stimulation and production testing conducted in such operation.

C. The term "Contract Area" shall mean all of the lands, Oil and Gas Leases and/or Oil and Gas Interests intended to be developed and operated for Oil and Gas purposes under this agreement. Such lands, Oil and Gas Leases and Oil and Gas Interests are described in Exhibit "A."

D. The term "Deepen" shall mean a single operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the Deepest Zone proposed in the associated AFE, whichever is the lesser.

E. The terms "Drilling Party" and "Consenting Party" shall mean a party who agrees to join in and pay its share of the cost of any operation conducted under the provisions of this agreement.

F. The term "Drilling Unit" shall mean the area fixed for the drilling of one well by order or rule of any state or federal body having authority. If a Drilling Unit is not fixed by any such rule or order, a Drilling Unit shall be the drilling unit as established by the pattern of drilling in the Contract Area unless fixed by express agreement of the Drilling Parties.

G. The term "Drillsite" shall mean the Oil and Gas Lease or Oil and Gas Interest on which a proposed well is to be located.

H. The term "Initial Well" shall mean the well required to be drilled by the parties hereto as provided in Article VI.A.

I. The term "Non-Consent Well" shall mean a well in which less than all parties have conducted an operation as provided in Article VI.B.2.

J. The terms "Non-Drilling Party" and "Non-Consenting Party" shall mean a party who elects not to participate in a proposed operation.

K. The term "Oil and Gas" shall mean oil, gas, casinghead gas, gas condensate, and/or all other liquid or gaseous hydrocarbons and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.

L. The term "Oil and Gas Interests" or "Interests" shall mean unleased fee and mineral interests in Oil and Gas in tracts of land lying within the Contract Area which are owned by parties to this agreement.

M. The terms "Oil and Gas Lease," "Lease" and "Leasehold" shall mean the oil and gas leases or interests therein covering tracts of land lying within the Contract Area which are owned by the parties to this agreement.

N. The term "Plug Back" shall mean a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone.

O. The term "Recompletion" or "Recomplete" shall mean an operation whereby a Completion in one Zone is abandoned in order to attempt a Completion in a different Zone within the existing wellbore.

P. The term "Rework" shall mean an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore. Such operations include, but are not limited to, well stimulation operations but exclude any routine repair or maintenance work or drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well.

Q. The term "Sidetrack" shall mean the directional control and intentional deviation of a well from vertical so as to change the bottom hole location unless done to straighten the hole or drill around junk in the hole to overcome other mechanical difficulties.

R. The term "Zone" shall mean a stratum of earth containing or thought to contain a common accumulation of Oil and Gas separately producible from any other common accumulation of Oil and Gas.

Unless the context otherwise clearly indicates, words used in the singular include the plural, the word "person" includes natural and artificial persons, the plural includes the singular, and any gender includes the masculine, feminine, and neuter.

ARTICLE II.
EXHIBITS

The following exhibits, as indicated below and attached hereto, are incorporated in and made a part hereof:

______ A. Exhibit "A," shall include the following information:

(1) Description of lands subject to this agreement,

(2) Restrictions, if any, as to depths, formations, or substances,

(3) Parties to agreement with addresses and telephone numbers for notice purposes,

(4) Percentages or fractional interests of parties to this agreement,

(5) Oil and Gas Leases and/or Oil and Gas Interests subject to this agreement,

(6) Burdens on production.

______ B. Exhibit "B," Form of Lease.

______ C. Exhibit "C," Accounting Procedure.

______ D. Exhibit "D," Insurance.

______ E. Exhibit "E," Gas Balancing Agreement.

______ F. Exhibit "F," Non-Discrimination and Certification of Non-Segregated Facilities.

______ G. Exhibit "G," Tax Partnership.

______ H. Other: ______________________________

- 1 -

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

If any provision of any exhibit, except Exhibits "E," "F" and "G," is inconsistent with any provision contained in the body of this agreement, the provisions in the body of this agreement shall prevail.

ARTICLE III.

INTERESTS OF PARTIES

A. Oil and Gas Interests:

If any party owns an Oil and Gas Interest in the Contract Area, that Interest shall be treated for all purposes of this agreement and during the term hereof as if it were covered by the form of Oil and Gas Lease attached hereto as Exhibit "B," and the owner thereof shall be deemed to own both royalty interest in such lease and the interest of the lessee thereunder.

B. Interests of Parties in Costs and Production:

Unless changed by other provisions, all costs and liabilities incurred in operations under this agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be owned, by the parties as their interests are set forth in Exhibit "A." In the same manner, the parties shall also own all production of Oil and Gas from the Contract Area subject, however, to the payment of royalties and other burdens on production as described hereafter.

Regardless of which party has contributed any Oil and Gas Lease or Oil and Gas Interest on which royalty or other burdens may be payable and except as otherwise expressly provided in this agreement, each party shall pay or deliver, or cause to be paid or delivered, all burdens on its share of the production from the Contract Area up to, but not in excess of, ______________________________ and shall indemnify, defend and hold the other parties free from any liability therefor. Except as otherwise expressly provided in this agreement, if any party has contributed hereto any Lease or Interest which is burdened with any royalty, overriding royalty, production payment or other burden on production in excess of the amounts stipulated above, such party so burdened shall assume and alone bear all such excess obligations and shall indemnify, defend and hold the other parties hereto harmless from any and all claims attributable to such excess burden. However, so long as the Drilling Unit for the productive Zone(s) is identical with the Contract Area, each party shall pay or deliver, or cause to be paid or delivered, all burdens on production from the Contract Area due under the terms of the Oil and Gas Lease(s) which such party has contributed to this agreement, and shall indemnify, defend and hold the other parties free from any liability therefor.

No party shall ever be responsible, on a price basis higher than the price received by such party, to any other party's lessor or royalty owner, and if such other party's lessor or royalty owner should demand and receive settlement on a higher price basis, the party contributing the affected Lease shall bear the additional royalty burden attributable to such higher price.

Nothing contained in this Article III.B. shall be deemed an assignment or cross-assignment of interests covered hereby, and in the event two or more parties contribute to this agreement jointly owned Leases, the parties' undivided interests in said Leaseholds shall be deemed separate leasehold interests for the purposes of this agreement.

C. Subsequently Created Interests:

If any party has contributed hereto a Lease or Interest that is burdened with an assignment of production given as security for the payment of money, or if, after the date of this agreement, any party creates an overriding royalty, production payment, net profits interest, assignment of production or other burden payable out of production attributable to its working interest hereunder, such burden shall be deemed a "Subsequently Created Interest." Further, if any party has contributed hereto a Lease or Interest burdened with an overriding royalty, production payment, net profits interests, or other burden payable out of production created prior to the date of this agreement, and such burden is not shown on Exhibit "A," such burden also shall be deemed a Subsequently Created Interest to the extent such burden causes the burdens on such party's Lease or Interest to exceed the amount stipulated in Article III.B. above.

The party whose interest is burdened with the Subsequently Created Interest (the "Burdened Party") shall assume and alone bear, pay and discharge the Subsequently Created Interest and shall indemnify, defend and hold harmless the other parties from and against any liability therefor. Further, if the Burdened Party fails to pay, when due, its share of expenses chargeable hereunder, all provisions of Article VII.B. shall be enforceable against the Subsequently Created Interest in the same manner as they are enforceable against the working interest of the Burdened Party. If the Burdened Party is required under this agreement to assign or relinquish to any other party, or parties, all or a portion of its working interest and/or the production attributable thereto, said other party, or parties, shall receive said assignment and/or production free and clear of said Subsequently Created Interest, and the Burdened Party shall indemnify, defend and hold harmless said other party, or parties, from any and all claims and demands for payment asserted by owners of the Subsequently Created Interest.

ARTICLE IV.

TITLES

A. Title Examination:

Title examination shall be made on the Drillsite of any proposed well prior to commencement of drilling operations and, if a majority in interest of the Drilling Parties so request or Operator so elects, title examination shall be made on the entire Drilling Unit, or maximum anticipated Drilling Unit, of the well. The opinion will include the ownership of the working interest, minerals, royalty, overriding royalty and production payments under the applicable Leases. Each party contributing Leases and/or Oil and Gas Interests to be included in the Drillsite or Drilling Unit, if appropriate, shall furnish to Operator all abstracts (including federal lease status reports), title opinions, title papers and curative material in its possession free of charge. All such information not in the possession of or made available to Operator by the parties, but necessary for the examination of the title, shall be obtained by Operator. Operator shall cause title to be examined by attorneys on its staff or by outside attorneys. Copies of all title opinions shall be furnished to each Drilling Party. Costs incurred by Operator in procuring abstracts, fees paid outside attorneys for title examination (including preliminary, supplemental, shut-in royalty opinions and division order title opinions) and other direct charges as provided in Exhibit "C" shall be borne by the Drilling Parties in the proportion that the interest of each Drilling Party bears to the total interest of all Drilling Parties as such interests appear in Exhibit "A." Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

Each party shall be responsible for securing curative matter and pooling amendments or agreements required in connection with Leases or Oil and Gas Interests contributed by such party. Operator shall be responsible for the preparation and recording of pooling designations or declarations and communitization agreements as well as the conduct of hearings before governmental agencies for the securing of spacing or pooling orders or any other orders necessary or appropriate to the conduct of operations hereunder. This shall not prevent any party from appearing on its own behalf at such hearings. Costs incurred by Operator, including fees paid to outside attorneys, which are associated with hearings before governmental agencies, and which costs are necessary and proper for the activities contemplated under this agreement, shall be direct charges to the joint account and shall not be covered by the administrative overhead charges as provided in Exhibit "C."

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A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

No well shall be drilled on the Contract Area until after (1) the title to the Drillsite or Drilling Unit, if appropriate, has been examined as above provided, and (2) the title has been approved by the examining attorney or title has been accepted by all of the Drilling Parties in such well.

B. Loss or Failure of Title:

1. Failure of Title: Should any Oil and Gas Interest or Oil and Gas Lease be lost through failure of title, which results in a reduction of interest from that shown on Exhibit "A," the party credited with contributing the affected Lease or Interest (including, if applicable, a successor in interest to such party) shall have ninety (90) days from final determination of title failure to acquire a new lease or other instrument curing the entirety of the title failure, which acquisition will not be subject to Article VIII.B., and failing to do so, this agreement, nevertheless, shall continue in force as to all remaining Oil and Gas Leases and Interests; and,

(a) The party credited with contributing the Oil and Gas Lease or Interest affected by the title failure (including, if applicable, a successor in interest to such party) shall bear alone the entire loss and it shall not be entitled to recover from Operator or the other parties any development or operating costs which it may have previously paid or incurred, but there shall be no additional liability on its part to the other parties hereto by reason of such title failure;

(b) There shall be no retroactive adjustment of expenses incurred or revenues received from the operation of the Lease or Interest which has failed, but the interests of the parties contained on Exhibit "A" shall be revised on an acreage basis, as of the time it is determined finally that title failure has occurred, so that the interest of the party whose Lease or Interest is affected by the title failure will thereafter be reduced in the Contract Area by the amount of the Lease or Interest failed;

(c) If the proportionate interest of the other parties hereto in any producing well previously drilled on the Contract Area is increased by reason of the title failure, the party who bore the costs incurred in connection with such well attributable to the Lease or Interest which has failed shall receive the proceeds attributable to the increase in such interest (less costs and burdens attributable thereto) until it has been reimbursed for unrecovered costs paid by it in connection with such well attributable to such failed Lease or Interest;

(d) Should any person not a party to this agreement, who is determined to be the owner of any Lease or Interest which has failed, pay in any manner any part of the cost of operation, development, or equipment, such amount shall be paid to the party or parties who bore the costs which are so refunded;

(e) Any liability to account to a person not a party to this agreement for prior production of Oil and Gas which arises by reason of title failure shall be borne severally by each party (including a predecessor to a current party) who received production for which such accounting is required based on the amount of such production received, and each such party shall severally indemnify, defend and hold harmless all other parties hereto for any such liability to account;

(f) No charge shall be made to the joint account for legal expenses, fees or salaries in connection with the defense of the Lease or Interest claimed to have failed, but if the party contributing such Lease or Interest hereto elects to defend its title it shall bear all expenses in connection therewith; and

(g) If any party is given credit on Exhibit "A" to a Lease or Interest which is limited solely to ownership of an interest in the wellbore of any well or wells and the production therefrom, such party's absence of interest in the remainder of the Contract Area shall be considered a Failure of Title as to such remaining Contract Area unless that absence of interest is reflected on Exhibit "A."

2. Loss by Non-Payment or Erroneous Payment of Amount Due: If, through mistake or oversight, any rental, shut-in well payment, minimum royalty or royalty payment, or other payment necessary to maintain all or a portion of an Oil and Gas Lease or interest is not paid or is erroneously paid, and as a result a Lease or Interest terminates, there shall be no monetary liability against the party who failed to make such payment. Unless the party who failed to make the required payment secures a new Lease or Interest covering the same interest within ninety (90) days from the discovery of the failure to make proper payment, which acquisition will not be subject to Article VIII.B., the interests of the parties reflected on Exhibit "A" shall be revised on an acreage basis, effective as of the date of termination of the Lease or Interest involved, and the party who failed to make proper payment will no longer be credited with an interest in the Contract Area on account of ownership of the Lease or Interest which has terminated. If the party who failed to make the required payment shall not have been fully reimbursed, at the time of the loss, from the proceeds of the sale of Oil and Gas attributable to the lost Lease or Interest, calculated on an acreage basis, for the development and operating costs previously paid on account of such Lease or Interest, it shall be reimbursed for unrecovered actual costs previously paid by it (but not for its share of the cost of any dry hole previously drilled or wells previously abandoned) from so much of the following as is necessary to effect reimbursement:

(a) Proceeds of Oil and Gas produced prior to termination of the Lease or Interest, less operating expenses and lease burdens chargeable hereunder to the person who failed to make payment, previously accrued to the credit of the lost Lease or Interest, on an acreage basis, up to the amount of unrecovered costs;

(b) Proceeds of Oil and Gas, less operating expenses and lease burdens chargeable hereunder to the person who failed to make payment, up to the amount of unrecovered costs attributable to that portion of Oil and Gas thereafter produced and marketed (excluding production from any wells thereafter drilled) which, in the absence of such Lease or Interest termination, would be attributable to the lost Lease or Interest on an acreage basis and which as a result of such Lease or Interest termination is credited to other parties, the proceeds of said portion of the Oil and Gas to be contributed by the other parties in proportion to their respective interests reflected on Exhibit "A"; and,

(c) Any monies, up to the amount of unrecovered costs, that may be paid by any party who is, or becomes, the owner of the Lease or Interest lost, for the privilege of participating in the Contract Area or becoming a party to this agreement.

3. Other Losses: All losses of Leases or Interests committed to this agreement, other than those set forth in Articles IV.B.1. and IV.B.2. above, shall be joint losses and shall be borne by all parties in proportion to their interests shown on Exhibit "A." This shall include but not be limited to the loss of any Lease or Interest through failure to develop or because express or implied covenants have not been performed (other than performance which requires only the payment of money), and the loss of any Lease by expiration at the end of its primary term if it is not renewed or extended. There shall be no readjustment of interests in the remaining portion of the Contract Area on account of any joint loss.

4. Curing Title: In the event of a Failure of Title under Article IV.B.1. or a loss of title under Article IV.B.2. above, any Lease or Interest acquired by any party hereto (other than the party whose interest has failed or was lost) during the ninety (90) day period provided by Article IV.B.1. and Article IV.B.2. above covering all or a portion of the interest that has failed or was lost shall be offered at cost to the party whose interest has failed or was lost, and the provisions of Article VIII.B. shall not apply to such acquisition.

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ARTICLE V.
OPERATOR

A. Designation and Responsibilities of Operator:

_______________________________ shall be the Operator of the Contract Area, and shall conduct and direct and have full control of all operations on the Contract Area as permitted and required by, and within the limits of this agreement. In its performance of services hereunder for the Non-Operators, Operator shall be an independent contractor not subject to the control or direction of the Non-Operators except as to the type of operation to be undertaken in accordance with the election procedures contained in this agreement. Operator shall not be deemed, or hold itself out as, the agent of the Non-Operators with authority to bind them to any obligation or liability assumed or incurred by Operator as to any third party. Operator shall conduct its activities under this agreement as a reasonable prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practice, and in compliance with applicable law and regulation, but in no event shall it have any liability as Operator to the other parties for losses sustained or liabilities incurred except such as may result from gross negligence or willful misconduct.

B. Resignation or Removal of Operator and Selection of Successor:

1. Resignation or Removal of Operator: Operator may resign at any time by giving written notice thereof to Non-Operators. If Operator terminates its legal existence, no longer owns an interest hereunder in the Contract Area, or is no longer capable of serving as Operator, Operator shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. Operator may be removed only for good cause by the affirmative vote of Non-Operators owning a majority interest based on ownership as shown on Exhibit "A" remaining after excluding the voting interest of Operator; such vote shall not be deemed effective until a written notice has been delivered to the Operator by a Non-Operator detailing the alleged default and Operator has failed to cure the default within thirty (30) days from its receipt of the notice or, if the default concerns an operation then being conducted, within forty-eight (48) hours of its receipt of the notice. For purposes hereof, "good cause" shall mean not only gross negligence or willful misconduct but also the material breach of or inability to meet the standards of operation contained in Article V.A. or material failure or inability to perform its obligations under this agreement.

Subject to Article VII.D.1., such resignation or removal shall not become effective until 7:00 o'clock A.M. on the first day of the calendar month following the expiration of ninety (90) days after the giving of notice of resignation by Operator or action by the Non-Operators to remove Operator, unless a successor Operator has been selected and assumes the duties of Operator at an earlier date. Operator, after effective date of resignation or removal, shall be bound by the terms hereof as a Non-Operator. A change of a corporate name or structure of Operator or transfer of Operator's interest to any single subsidiary, parent or successor corporation shall not be the basis for removal of Operator.

2. Selection of Successor Operator: Upon the resignation or removal of Operator under any provision of this agreement, a successor Operator shall be selected by the parties. The successor Operator shall be selected from the parties owning an interest in the Contract Area at the time such successor Operator is selected. The successor Operator shall be selected by the affirmative vote of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit "A"; provided, however, if an Operator which has been removed or is deemed to have resigned fails to vote or votes only to succeed itself, the successor Operator shall be selected by the affirmative vote of the party or parties owning a majority interest based on ownership as shown on Exhibit "A" remaining after excluding the voting interest of the Operator that was removed or resigned. The former Operator shall promptly deliver to the successor Operator all records and data relating to the operations conducted by the former Operator to the extent such records and data are not already in the possession of the successor operator. Any cost of obtaining or copying the former Operator's records and data shall be charged to the joint account.

3. Effect of Bankruptcy: If Operator becomes insolvent, bankrupt or is placed in receivership, it shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. If a petition for relief under the federal bankruptcy laws is filed by or against Operator, and the removal of Operator is prevented by the federal bankruptcy court, all Non-Operators and Operator shall comprise an interim operating committee to serve until Operator has elected to reject or assume this agreement pursuant to the Bankruptcy Code, and an election to reject this agreement by Operator as a debtor in possession, or by a trustee in bankruptcy, shall be deemed a resignation as Operator without any action by Non-Operators, except the selection of a successor. During the period of time the operating committee controls operations, all actions shall require the approval of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit "A." In the event there are only two (2) parties to this agreement, during the period of time the operating committee controls operations, a third party acceptable to Operator, Non-Operator and the federal bankruptcy court shall be selected as a member of the operating committee, and all actions shall require the approval of two (2) members of the operating committee without regard for their interest in the Contract Area based on Exhibit "A."

C. Employees and Contractors:

The number of employees or contractors used by Operator in conducting operations hereunder, their selection, and the hours of labor and the compensation for services performed shall be determined by Operator, and all such employees or contractors shall be the employees or contractors of Operator.

D. Rights and Duties of Operator:

1. Competitive Rates and Use of Affiliates: All wells drilled on the Contract Area shall be drilled on a competitive contract basis at the usual rates prevailing in the area. If it so desires, Operator may employ its own tools and equipment in the drilling of wells, but its charges therefor shall not exceed the prevailing rates in the area and the rate of such charges shall be agreed upon by the parties in writing before drilling operations are commenced, and such work shall be performed by Operator under the same terms and conditions as are customary and usual in the area in contracts of independent contractors who are doing work of a similar nature. All work performed or materials supplied by affiliates or related parties of Operator shall be performed or supplied at competitive rates, pursuant to written agreement, and in accordance with customs and standards prevailing in the industry.

2. Discharge of Joint Account Obligations: Except as herein otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the development and operation of the Contract Area pursuant to this agreement and shall charge each of the parties hereto with their respective proportionate shares upon the expense basis provided in Exhibit "C." Operator shall keep an accurate record of the joint account hereunder, showing expenses incurred and charges and credits made and received.

3. Protection from Liens: Operator shall pay, or cause to be paid, as and when they become due and payable, all accounts of contractors and suppliers and wages and salaries for services rendered or performed, and for materials supplied on, to or in respect of the Contract Area or any operations for the joint account thereof, and shall keep the Contract Area free from

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liens and encumbrances resulting therefrom except for those resulting from a bona fide dispute as to services rendered or materials supplied.

4. Custody of Funds: Operator shall hold for the account of the Non-Operators any funds of the Non-Operators advanced or paid to the Operator, either for the conduct of operations hereunder or as a result of the sale of production from the Contract Area, and such funds shall remain the funds of the Non-Operators on whose account they are advanced or paid until used for their intended purpose or otherwise delivered to the Non-Operators or applied toward the payment of debts as provided in Article VII.B. Nothing in this paragraph shall be construed to establish a fiduciary relationship between Operator and Non-Operators for any purpose other than to account for Non-Operator funds as herein specifically provided. Nothing in this paragraph shall require the maintenance by Operator of separate accounts for the funds of Non-Operators unless the parties otherwise specifically agree.

5. Access to Contract Area and Records: Operator shall, except as otherwise provided herein, permit each Non-Operator or its duly authorized representative, at the Non-Operator's sole risk and cost, full and free access at all reasonable times to all operations of every kind and character being conducted for the joint account on the Contract Area and to the records of operations conducted thereon or production therefrom, including Operator's books and records relating thereto. Such access rights shall not be exercised in a manner interfering with Operator's conduct of an operation hereunder and shall not obligate Operator to furnish any geologic or geophysical data of an interpretive nature unless the cost of preparation of such interpretive data was charged to the joint account. Operator will furnish to each Non-Operator upon request copies of any and all reports and information obtained by Operator in connection with production and related items, including, without limitation, meter and chart reports, production purchaser statements, run tickets and monthly gauge reports, but excluding purchase contracts and pricing information to the extent not applicable to the production of the Non-Operator seeking the information. Any audit of Operator's records relating to amounts expended and the appropriateness of such expenditures shall be conducted in accordance with the audit protocol specified in Exhibit "C."

6. Filing and Furnishing Governmental Reports: Operator will file, and upon written request promptly furnish copies to each requesting Non-Operator not in default of its payment obligations, all operational notices, reports or applications required to be filed by local, State, Federal or Indian agencies or authorities having jurisdiction over operations hereunder. Each Non-Operator shall provide to Operator on a timely basis all information necessary to Operator to make such filings.

7. Drilling and Testing Operations: The following provisions shall apply to each well drilled hereunder, including but not limited to the Initial Well:

(a) Operator will promptly advise Non-Operators of the date on which the well is spudded, or the date on which drilling operations are commenced.

(b) Operator will send to Non-Operators such reports, test results and notices regarding the progress of operations on the well as the Non-Operators shall reasonably request, including, but not limited to, daily drilling reports, completion reports, and well logs.

(c) Operator shall adequately test all Zones encountered which may reasonably be expected to be capable of producing Oil and Gas in paying quantities as a result of examination of the electric log or any other logs or cores or tests conducted hereunder.

8. Cost Estimates: Upon request of any Consenting Party, Operator shall furnish estimates of current and cumulative costs incurred for the joint account at reasonable intervals during the conduct of any operation pursuant to this agreement. Operator shall not be held liable for errors in such estimates so long as the estimates are made in good faith.

9. Insurance: At all times while operations are conducted hereunder, Operator shall comply with the workers compensation law of the state where the operations are being conducted; provided, however, that Operator may be a self-insurer for liability under said compensation laws in which event the only charge that shall be made to the joint account shall be as provided in Exhibit "C." Operator shall also carry or provide insurance for the benefit of the joint account of the parties as outlined in Exhibit "D" attached hereto and made a part hereof. Operator shall require all contractors engaged in work on or for the Contract Area to comply with the workers compensation law of the state where the operations are being conducted and to maintain such other insurance as Operator may require.

In the event automobile liability insurance is specified in said Exhibit "D," or subsequently receives the approval of the parties, no direct charge shall be made by Operator for premiums paid for such insurance for Operator's automotive equipment.

ARTICLE VI.
DRILLING AND DEVELOPMENT

A. Initial Well:

On or before the _______ day of ____________________, __________, Operator shall commence the drilling of the Initial Well at the following location:

and shall thereafter continue the drilling of the well with due diligence to

The drilling of the Initial Well and the participation therein by all parties is obligatory, subject to Article VI.C.1. as to participation in Completion operations and Article VI.F. as to termination of operations and Article XI as to occurrence of force majeure.

B. Subsequent Operations:

1. Proposed Operations: If any party hereto should desire to drill any well on the Contract Area other than the Initial Well, or if any party should desire to Rework, Sidetrack, Deepen, Recomplete or Plug Back a dry hole or a well no longer capable of producing in paying quantities in which such party has not otherwise relinquished its interest in the proposed objective Zone under this agreement, the party desiring to drill, Rework, Sidetrack, Deepen, Recomplete or Plug Back such a well shall give written notice of the proposed operation to the parties who have not otherwise relinquished their interest in such objective Zone

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under this agreement and to all other parties in the case of a proposal for Sidetracking or Deepening, specifying the work to be performed, the location, proposed depth, objective Zone and the estimated cost of the operation. The parties to whom such a notice is delivered shall have thirty (30) days after receipt of the notice within which to notify the party proposing to do the work whether they elect to participate in the cost of the proposed operation. If a drilling rig is on location, notice of a proposal to Rework, Sidetrack, Recomplete, Plug Back or Deepen may be given by telephone and the response period shall be limited to forty-eight (48) hours, exclusive of Saturday, Sunday and legal holidays. Failure of a party to whom such notice is delivered to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the proposed operation. Any proposal by a party to conduct an operation conflicting with the operation initially proposed shall be delivered to all parties within the time and in the manner provided in Article VI.B.6.

If all parties to whom such notice is delivered elect to participate in such a proposed operation, the parties shall be contractually committed to participate therein provided such operations are commenced within the time period hereafter set forth, and Operator shall, no later than ninety (90) days after expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be), actually commence the proposed operation and thereafter complete it with due diligence at the risk and expense of the parties participating therein; provided, however, said commencement date may be extended upon written notice of same by Operator to the other parties, for a period of up to thirty (30) additional days if, in the sole opinion of Operator, such additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of-way) or appropriate drilling equipment, or to complete title examination or curative matter required for title approval or acceptance. If the actual operation has not been commenced within the time provided (including any extension thereof as specifically permitted herein or in the force majeure provisions of Article XI) and if any party hereto still desires to conduct said operation, written notice proposing same must be resubmitted to the other parties in accordance herewith as if no prior proposal had been made. Those parties that did not participate in the drilling of a well for which a proposal to Deepen or Sidetrack is made hereunder shall, if such parties desire to participate in the proposed Deepening or Sidetracking operation, reimburse the Drilling Parties in accordance with Article VI.B.4. in the event of a Deepening operation and in accordance with Article VI.B.5. in the event of a Sidetracking operation.

2. Operations by Less Than All Parties:

(a) Determination of Participation. If any party to whom such notice is delivered as provided in Article VI.B.1. or VI.C.1. (Option No. 2) elects not to participate in the proposed operation, then, in order to be entitled to the benefits of this Article, the party or parties giving the notice and such other parties as shall elect to participate in the operation shall, no later than ninety (90) days after the expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be) actually commence the proposed operation and complete it with due diligence. Operator shall perform all work for the account of the Consenting Parties; provided, however, if no drilling rig or other equipment is on location, and if Operator is a Non-Consenting Party, the Consenting Parties shall either: (i) request Operator to perform the work required by such proposed operation for the account of the Consenting Parties, or (ii) designate one of the Consenting Parties as Operator to perform such work. The rights and duties granted to and imposed upon the Operator under this agreement are granted to and imposed upon the party designated as Operator for an operation in which the original Operator is a Non-Consenting Party. Consenting Parties, when conducting operations on the Contract Area pursuant to this Article VI.B.2., shall comply with all terms and conditions of this agreement.

If less than all parties approve any proposed operation, the proposing party, immediately after the expiration of the applicable notice period, shall advise all Parties of the total interest of the parties approving such operation and its recommendation as to whether the Consenting Parties should proceed with the operation as proposed. Each Consenting Party, within forty-eight (48) hours (exclusive of Saturday, Sunday, and legal holidays) after delivery of such notice, shall advise the proposing party of its desire to (i) limit participation to such party's interest as shown on Exhibit "A" or (ii) carry only its proportionate part (determined by dividing such party's interest in the Contract Area by the interests of all Consenting Parties in the Contract Area) of Non-Consenting Parties' interests, or (iii) carry its proportionate part (determined as provided in (ii)) of Non-Consenting Parties' interests together with all or a portion of its proportionate part of any Non-Consenting Parties' interests that any Consenting Party did not elect to take. Any interest of Non-Consenting Parties that is not carried by a Consenting Party shall be deemed to be carried by the party proposing the operation if such party does not withdraw its proposal. Failure to advise the proposing party within the time required shall be deemed an election under (i). In the event a drilling rig is on location, notice may be given by telephone, and the time permitted for such a response shall not exceed a total of forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays). The proposing party, at its election, may withdraw such proposal if there is less than 100% participation and shall notify all parties of such decision within ten (10) days, or within twenty-four (24) hours if a drilling rig is on location, following expiration of the applicable response period. If 100% subscription to the proposed operation is obtained, the proposing party shall promptly notify the Consenting Parties of their proportionate interests in the operation and the party serving as Operator shall commence such operation within the period provided in Article VI.B.1., subject to the same extension right as provided therein.

(b) Relinquishment of Interest for Non-Participation. The entire cost and risk of conducting such operations shall be borne by the Consenting Parties in the proportions they have elected to bear same under the terms of the preceding paragraph. Consenting Parties shall keep the leasehold estates involved in such operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the Consenting Parties. If such an operation results in a dry hole, then subject to Articles VI.B.6. and VI.E.3., the Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk and expense; provided, however, that those Non-Consenting Parties that participated in the drilling, Deepening or Sidetracking of the well shall remain liable for, and shall pay, their proportionate shares of the cost of plugging and abandoning the well and restoring the surface location insofar only as those costs were not increased by the subsequent operations of the Consenting Parties. If any well drilled, Reworked, Sidetracked, Deepened, Recompleted or Plugged Back under the provisions of this Article results in a well capable of producing Oil and/or Gas in paying quantities, the Consenting Parties shall Complete and equip the well to produce at their sole cost and risk, and the well shall then be turned over to Operator (if the Operator did not conduct the operation) and shall be operated by it at the expense and for the account of the Consenting Parties. Upon commencement of operations for the drilling, Reworking, Sidetracking, Recompleting, Deepening or Plugging Back of any such well by Consenting Parties in accordance with the provisions of this Article, each Non-Consenting Party shall be deemed to have relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all of such Non-Consenting Party's interest in the well and share of production therefrom or, in the case of a Reworking, Sidetracking,

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Deepening, Recompleting or Plugging Back, or a Completion pursuant to Article VI.C.1. Option No. 2, all of such Non-Consenting Party's interest in the production obtained from the operation in which the Non-Consenting Party did not elect to participate. Such relinquishment shall be effective until the proceeds of the sale of such share, calculated at the well, or market value thereof if such share is not sold (after deducting applicable ad valorem, production, severance, and excise taxes, royalty, overriding royalty and other interests not excepted by Article III.C. payable out of or measured by the production from such well accruing with respect to such interest until it reverts), shall equal the total of the following:

(i) _______% of each such Non-Consenting Party's share of the cost of any newly acquired surface equipment beyond the wellhead connections (including but not limited to stock tanks, separators, treaters, pumping equipment and piping), plus 100% of each such Non-Consenting Party's share of the cost of operation of the well commencing with first production and continuing until each such Non-Consenting Party's relinquished interest shall revert to it under other provisions of this Article, it being agreed that each Non-Consenting Party's share of such costs and equipment will be that interest which would have been chargeable to such Non-Consenting Party had it participated in the well from the beginning of the operations; and

(ii) _______% of (a) that portion of the costs and expenses of drilling, Reworking, Sidetracking, Deepening, Plugging Back, testing, Completing, and Recompleting, after deducting any cash contributions received under Article VIII.C., and of (b) that portion of the cost of newly acquired equipment in the well (to and including the wellhead connections), which would have been chargeable to such Non-Consenting Party if it had participated therein.

Notwithstanding anything to the contrary in this Article VI.B., if the well does not reach the deepest objective Zone described in the notice proposing the well for reasons other than the encountering of granite or practically impenetrable substance or other condition in the hole rendering further operations impracticable, Operator shall give notice thereof to each Non-Consenting Party who submitted or voted for an alternative proposal under Article VI.B.6. to drill the well to a shallower Zone than the deepest objective Zone proposed in the notice under which the well was drilled, and each such Non-Consenting Party shall have the option to participate in the initial proposed Completion of the well by paying its share of the cost of drilling the well to its actual depth, calculated in the manner provided in Article VI.B.4. (a). If any such Non-Consenting Party does not elect to participate in the first Completion proposed for such well, the relinquishment provisions of this Article VI.B.2. (b) shall apply to such party's interest.

(c) Reworking, Recompleting or Plugging Back. An election not to participate in the drilling, Sidetracking or Deepening of a well shall be deemed an election not to participate in any Reworking or Plugging Back operation proposed in such a well, or portion thereof, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party's recoupment amount. Similarly, an election not to participate in the Completing or Recompleting of a well shall be deemed an election not to participate in any Reworking operation proposed in such a well, or portion thereof, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party's recoupment amount. Any such Reworking, Recompleting or Plugging Back operation conducted during the recoupment period shall be deemed part of the cost of operation of said well and there shall be added to the sums to be recouped by the Consenting Parties _______% of that portion of the costs of the Reworking, Recompleting or Plugging Back operation which would have been chargeable to such Non-Consenting Party had it participated therein. If such a Reworking, Recompleting or Plugging Back operation is proposed during such recoupment period, the provisions of this Article VI.B. shall be applicable as between said Consenting Parties in said well.

(d) Recoupment Matters. During the period of time Consenting Parties are entitled to receive Non-Consenting Party's share of production, or the proceeds therefrom, Consenting Parties shall be responsible for the payment of all ad valorem, production, severance, excise, gathering and other taxes, and all royalty, overriding royalty and other burdens applicable to Non-Consenting Party's share of production not excepted by Article III.C.

In the case of any Reworking, Sidetracking, Plugging Back, Recompleting or Deepening operation, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing and other equipment in the well, but the ownership of all such equipment shall remain unchanged; and upon abandonment of a well after such Reworking, Sidetracking, Plugging Back, Recompleting or Deepening, the Consenting Parties shall account for all such equipment to the owners thereof, with each party receiving its proportionate part in kind or in value, less cost of salvage.

Within ninety (90) days after the completion of any operation under this Article, the party conducting the operations for the Consenting Parties shall furnish each Non-Consenting Party with an inventory of the equipment in and connected to the well, and an itemized statement of the cost of drilling, Sidetracking, Deepening, Plugging Back, testing, Completing, Recompleting, and equipping the well for production; or, at its option, the operating party, in lieu of an itemized statement of such costs of operation, may submit a detailed statement of monthly billings. Each month thereafter, during the time the Consenting Parties are being reimbursed as provided above, the party conducting the operations for the Consenting Parties shall furnish the Non-Consenting Parties with an itemized statement of all costs and liabilities incurred in the operation of the well, together with a statement of the quantity of Oil and Gas produced from it and the amount of proceeds realized from the sale of the well's working interest production during the preceding month. In determining the quantity of Oil and Gas produced during any month, Consenting Parties shall use industry accepted methods such as but not limited to metering or periodic well tests. Any amount realized from the sale or other disposition of equipment newly acquired in connection with any such operation which would have been owned by a Non-Consenting Party had it participated therein shall be credited against the total unreturned costs of the work done and of the equipment purchased in determining when the interest of such Non-Consenting Party shall revert to it as above provided; and if there is a credit balance, it shall be paid to such Non-Consenting Party.

If and when the Consenting Parties recover from a Non-Consenting Party's relinquished interest the amounts provided for above, the relinquished interests of such Non-Consenting Party shall automatically revert to it as of 7:00 a.m. on the day following the day on which such recoupment occurs, and, from and after such reversion, such Non-Consenting Party shall own the same interest in such well, the material and equipment in or pertaining thereto, and the production therefrom as such Non-Consenting Party would have been entitled to had it participated in the drilling, Sidetracking, Reworking, Deepening, Recompleting or Plugging Back of said well. Thereafter, such Non-Consenting Party shall be charged with and shall pay its proportionate part of the further costs of the operation of said well in accordance with the terms of this agreement and Exhibit "C" attached hereto.

3. Stand-By Costs: When a well which has been drilled or Deepened has reached its authorized depth and all tests have been completed and the results thereof furnished to the parties, or when operations on the well have been otherwise terminated pursuant to Article VI.F., stand-by costs incurred pending response to a party's notice proposing a Reworking,

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Sidetracking, Deepening, Recompleting, Plugging Back or Completing operation in such a well (including the period required under Article VI.B.6. to resolve competing proposals) shall be charged and borne as part of the drilling or Deepening operation just completed. Stand-by costs subsequent to all parties responding, or expiration of the response time permitted, whichever first occurs, and prior to agreement as to the participating interests of all Consenting Parties pursuant to the terms of the second grammatical paragraph of Article VI.B.2. (a), shall be charged to and borne as part of the proposed operation, but if the proposal is subsequently withdrawn because of insufficient participation, such stand-by costs shall be allocated between the Consenting Parties in the proportion each Consenting Party's interest as shown on Exhibit "A" bears to the total interest as shown on Exhibit "A" of all Consenting Parties.

In the event that notice for a Sidetracking operation is given while the drilling rig to be utilized is on location, any party may request and receive up to five (5) additional days after expiration of the forty-eight hour response period specified in Article VI.B.1. within which to respond by paying for all stand-by costs and other costs incurred during such extended response period; Operator may require such party to pay the estimated stand-by time in advance as a condition to extending the response period. If more than one party elects to take such additional time to respond to the notice, standby costs shall be allocated between the parties taking additional time to respond on a day-to-day basis in the proportion each electing party's interest as shown on Exhibit "A" bears to the total interest as shown on Exhibit "A" of all the electing parties.

4. Deepening: If less than all parties elect to participate in a drilling, Sidetracking, or Deepening operation proposed pursuant to Article VI.B.1., the interest relinquished by the Non-Consenting Parties to the Consenting Parties under Article VI.B.2. shall relate only and be limited to the lesser of (i) the total depth actually drilled or (ii) the objective depth or Zone of which the parties were given notice under Article VI.B.1. ("Initial Objective"). Such well shall not be Deepened beyond the Initial Objective without first complying with this Article to afford the Non-Consenting Parties the opportunity to participate in the Deepening operation.

In the event any Consenting Party desires to drill or Deepen a Non-Consent Well to a depth below the Initial Objective, such party shall give notice thereof, complying with the requirements of Article VI.B.1., to all parties (including Non-Consenting Parties). Thereupon, Articles VI.B.1. and 2. shall apply and all parties receiving such notice shall have the right to participate or not participate in the Deepening of such well pursuant to said Articles VI.B.1. and 2. If a Deepening operation is approved pursuant to such provisions, and if any Non-Consenting Party elects to participate in the Deepening operation, such Non-Consenting party shall pay or make reimbursement (as the case may be) of the following costs and expenses.

(a) If the proposal to Deepen is made prior to the Completion of such well as a well capable of producing in paying quantities, such Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) that share of costs and expenses incurred in connection with the drilling of said well from the surface to the Initial Objective which Non-Consenting Party would have paid had such Non-Consenting Party agreed to participate therein, plus the Non-Consenting Party's share of the cost of Deepening and of participating in any further operations on the well in accordance with the other provisions of this Agreement; provided, however, all costs for testing and Completion or attempted Completion of the well incurred by Consenting Parties prior to the point of actual operations to Deepen beyond the Initial Objective shall be for the sole account of Consenting Parties.

(b) If the proposal is made for a Non-Consent Well that has been previously Completed as a well capable of producing in paying quantities, but is no longer capable of producing in paying quantities, such Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) its proportionate share of all costs of drilling, Completing, and equipping said well from the surface to the Initial Objective, calculated in the manner provided in paragraph (a) above, less those costs recouped by the Consenting Parties from the sale of production from the well. The Non-Consenting Party shall also pay its proportionate share of all costs of re-entering said well. The Non-Consenting Parties' proportionate part (based on the percentage of such well Non-Consenting Party would have owned had it previously participated in such Non-Consent Well) of the costs of salvable materials and equipment remaining in the hole and salvable surface equipment used in connection with such well shall be determined in accordance with Exhibit "C." If the Consenting Parties have recouped the cost of drilling, Completing, and equipping the well at the time such Deepening operation is conducted, then a Non-Consenting Party may participate in the Deepening of the well with no payment for costs incurred prior to re-entering the well for Deepening.

The foregoing shall not imply a right of any Consenting Party to propose any Deepening for a Non-Consent Well prior to the drilling of such well to its Initial Objective without the consent of the other Consenting Parties as provided in Article VI.F.

5. Sidetracking: Any party having the right to participate in a proposed Sidetracking operation that does not own an interest in the affected wellbore at the time of the notice shall, upon electing to participate, tender to the wellbore owners its proportionate share (equal to its interest in the Sidetracking operation) of the value of that portion of the existing wellbore to be utilized as follows:

(a) If the proposal is for Sidetracking an existing dry hole, reimbursement shall be on the basis of the actual costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is initiated.

(b) If the proposal is for Sidetracking a well which has previously produced, reimbursement shall be on the basis of such party's proportionate share of drilling and equipping costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is conducted, calculated in the manner described in Article VI.B.4(b) above. Such party's proportionate share of the cost of the well's salvable materials and equipment down to the depth at which the Sidetracking operation is initiated shall be determined in accordance with the provisions of Exhibit "C."

6. Order of Preference of Operations. Except as otherwise specifically provided in this agreement, if any party desires to propose the conduct of an operation that conflicts with a proposal that has been made by a party under this Article VI, such party shall have fifteen (15) days from delivery of the initial proposal, in the case of a proposal to drill a well or to perform an operation on a well where no drilling rig is on location, or twenty-four (24) hours, exclusive of Saturday, Sunday and legal holidays, from delivery of the initial proposal, if a drilling rig is on location for the well on which such operation is to be conducted, to deliver to all parties entitled to participate in the proposed operation such party's alternative proposal, such alternate proposal to contain the same information required to be included in the initial proposal. Each party receiving such proposals shall elect by delivery of notice to Operator within five (5) days after expiration of the proposal period, or within twenty-four (24) hours (exclusive of Saturday, Sunday and legal holidays) if a drilling rig is on location for the well that is the subject of the proposals, to participate in one of the competing proposals. Any party not electing within the time required shall be deemed not to have voted. The proposal receiving the vote of parties owning the largest aggregate percentage interest of the parties voting shall have priority over all other competing proposals; in the case of a tie vote, the

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initial proposal shall prevail. Operator shall deliver notice of such result to all parties entitled to participate in the operation within five (5) days after expiration of the election period (or within twenty-four (24) hours, exclusive of Saturday, Sunday and legal holidays, if a drilling rig is on location). Each party shall then have two (2) days (or twenty-four (24) hours if a rig is on location) from receipt of such notice to elect by delivery of notice to Operator to participate in such operation or to relinquish interest in the affected well pursuant to the provisions of Article VI.B.2.; failure by a party to deliver notice within such period shall be deemed an election not to participate in the prevailing proposal.

7. Conformity to Spacing Pattern. Notwithstanding the provisions of this Article VI.B.2., it is agreed that no wells shall be proposed to be drilled to or Completed in or produced from a Zone from which a well located elsewhere on the Contract Area is producing, unless such well conforms to the then-existing well spacing pattern for such Zone.

8. Paying Wells. No party shall conduct any Reworking, Deepening, Plugging Back, Completion, Recompletion, or Sidetracking operation under this agreement with respect to any well then capable of producing in paying quantities except with the consent of all parties that have not relinquished interests in the well at the time of such operation.

C. Completion of Wells; Reworking and Plugging Back:

1. Completion: Without the consent of all parties, no well shall be drilled, Deepened or Sidetracked, except any well drilled, Deepened or Sidetracked pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the drilling, Deepening or Sidetracking shall include:

☐ Option No. 1: All necessary expenditures for the drilling, Deepening or Sidetracking, testing, Completing and equipping of the well, including necessary tankage and/or surface facilities.

☐ Option No. 2: All necessary expenditures for the drilling, Deepening or Sidetracking and testing of the well. When such well has reached its authorized depth, and all logs, cores and other tests have been completed, and the results thereof furnished to the parties, Operator shall give immediate notice to the Non-Operators having the right to participate in a Completion attempt whether or not Operator recommends attempting to Complete the well, together with Operator's AFE for Completion costs if not previously provided. The parties receiving such notice shall have forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) in which to elect by delivery of notice to Operator to participate in a recommended Completion attempt or to make a Completion proposal with an accompanying AFE. Operator shall deliver any such Completion proposal, or any Completion proposal conflicting with Operator's proposal, to the other parties entitled to participate in such Completion in accordance with the procedures specified in Article VI.B.6. Election to participate in a Completion attempt shall include consent to all necessary expenditures for the Completing and equipping of such well, including necessary tankage and/or surface facilities but excluding any stimulation operation not contained on the Completion AFE. Failure of any party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the Completion attempt; provided, that Article VI.B.6. shall control in the case of conflicting Completion proposals. If one or more, but less than all of the parties, elect to attempt a Completion, the provision of Article VI.B.2. hereof (the phrase "Reworking, Sidetracking, Deepening, Recompleting or Plugging Back" as contained in Article VI.B.2. shall be deemed to include "Completing") shall apply to the operations thereafter conducted by less than all parties; provided, however, that Article VI.B.2. shall apply separately to each separate Completion or Recompletion attempt undertaken hereunder, and an election to become a Non-Consenting Party as to one Completion or Recompletion attempt shall not prevent a party from becoming a Consenting Party in subsequent Completion or Recompletion attempts regardless whether the Consenting Parties as to earlier Completions or Recompletion have recouped their costs pursuant to Article VI.B.2.; provided further, that any recoupment of costs by a Consenting Party shall be made solely from the production attributable to the Zone in which the Completion attempt is made. Election by a previous Non-Consenting party to participate in a subsequent Completion or Recompletion attempt shall require such party to pay its proportionate share of the cost of salvable materials and equipment installed in the well pursuant to the previous Completion or Recompletion attempt, insofar and only insofar as such materials and equipment benefit the Zone in which such party participates in a Completion attempt.

2. Rework, Recomplete or Plug Back. No well shall be Reworked, Recompleted or Plugged Back except a well Reworked, Recompleted, or Plugged Back pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the Reworking, Recompleting or Plugging Back of a well shall include all necessary expenditures in conducting such operations and Completing and equipping of said well, including necessary tankage and/or surface facilities.

D. Other Operations:

Operator shall not undertake any single project reasonably estimated to require an expenditure in excess of ____ Dollars ($______________) except in connection with the drilling, Sidetracking, Reworking, Deepening, Completing, Recompleting or Plugging Back of a well that has been previously authorized by or pursuant to this agreement; provided, however, that, in case of explosion, fire, flood or other sudden emergency, whether of the same or different nature, Operator may take such steps and incur such expenses as in its opinion are required to deal with the emergency to safeguard life and property but Operator, as promptly as possible, shall report the emergency to the other parties. If Operator prepares an AFE for its own use, Operator shall furnish any Non-Operator so requesting an information copy thereof for any single project costing in excess of ______________________ Dollars ($______________). Any party who has not relinquished its interest in a well shall have the right to propose that Operator perform repair work or undertake the installation of artificial lift equipment or ancillary production facilities such as salt water disposal wells or to conduct additional work with respect to a well drilled hereunder or other similar project (but not including the installation of gathering lines or other transportation or marketing facilities, the installation of which shall be governed by separate agreement between the parties) reasonably estimated to require an expenditure in excess of the amount first set forth above in this Article VI.D. (except in connection with an operation required to be proposed under Articles VI.B.1. or VI.C.1. Option No. 2, which shall be governed exclusively by those Articles). Operator shall deliver such proposal to all parties entitled to participate therein. If within thirty (30) days thereof Operator secures the written consent of any party or parties owning at least __________% of the interests of the parties entitled to participate in such operation, each party having the right to participate in such project shall be bound by the terms of such proposal and shall be obligated to pay its proportionate share of the costs of the proposed project as if it had consented to such project pursuant to the terms of the proposal.

E. Abandonment of Wells:

1. Abandonment of Dry Holes. Except for any well drilled or Deepened pursuant to Article VI.B.2., any well which has been drilled or Deepened under the terms of this agreement and is proposed to be completed as a dry hole shall not be

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plugged and abandoned without the consent of all parties. Should Operator, after diligent effort, be unable to contact any party, or should any party fail to reply within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after delivery of notice of the proposal to plug and abandon such well, such party shall be deemed to have consented to the proposed abandonment. All such wells shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the parties who participated in the cost of drilling or Deepening such well. Any party who objects to plugging and abandoning such well by notice delivered to Operator within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after delivery of notice of the proposed plugging shall take over the well as of the end of such forty-eight (48) hour notice period and conduct further operations in search of Oil and/or Gas subject to the provisions of Article VI.B.; failure of such party to provide proof reasonably satisfactory to Operator of its financial capability to conduct such operations or to take over the well within such period or thereafter to conduct operations on such well or plug and abandon such well shall entitle Operator to retain or take possession of the well and plug and abandon the well. The party taking over the well shall indemnify Operator (if Operator is an abandoning party) and the other abandoning parties against liability for any further operations conducted on such well except for the costs of plugging and abandoning the well and restoring the surface, for which the abandoning parties shall remain proportionately liable.

2. Abandonment of Wells That Have Produced: Except for any well in which a Non-Consent operation has been conducted hereunder for which the Consenting Parties have not been fully reimbursed as herein provided, any well which has been completed as a producer shall not be plugged and abandoned without the consent of all parties. If all parties consent to such abandonment, the well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of all the parties hereto. Failure of a party to reply within sixty (60) days of delivery of notice of proposed abandonment shall be deemed an election to consent to the proposal. If, within sixty (60) days after delivery of notice of the proposed abandonment of any well, all parties do not agree to the abandonment of such well, those wishing to continue its operation from the Zone then open to production shall be obligated to take over the well as of the expiration of the applicable notice period and shall indemnify Operator (if Operator is an abandoning party) and the other abandoning parties against liability for any further operations on the well conducted by such parties. Failure of such party or parties to provide proof reasonably satisfactory to Operator of their financial capability to conduct such operations or to take over the well within the required period or thereafter to conduct operations on such well shall entitle operator to retain or take possession of such well and plug and abandon the well.

Parties taking over a well as provided herein shall tender to each of the other parties its proportionate share of the value of the well's salvable material and equipment, determined in accordance with the provisions of Exhibit "C," less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface; provided, however, that in the event the estimated plugging and abandoning and surface restoration costs and the estimated cost of salvaging are higher than the value of the well's salvable material and equipment, each of the abandoning parties shall tender to the parties continuing operations their proportionate shares of the estimated excess cost. Each abandoning party shall assign to the non-abandoning parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and material, all of its interest in the wellbore of the well and related equipment, together with its interest in the Leasehold insofar and only insofar as such Leasehold covers the right to obtain production from that wellbore in the Zone then open to production. If the interest of the abandoning party is or includes and Oil and Gas Interest, such party shall execute and deliver to the non-abandoning party or parties an oil and gas lease, limited to the wellbore and the Zone then open to production, for a term of one (1) year and so long thereafter as Oil and/or Gas is produced from the Zone covered thereby, such lease to be on the form attached as Exhibit "B." The assignments or leases so limited shall encompass the Drilling Unit upon which the well is located. The payments by, and the assignments or leases to, the assignees shall be in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all assignees. There shall be no readjustment of interests in the remaining portions of the Contract Area.

Thereafter, abandoning parties shall have no further responsibility, liability, or interest in the operation of or production from the well in the Zone then open other than the royalties retained in any lease made under the terms of this Article. Upon request, Operator shall continue to operate the assigned well for the account of the non-abandoning parties at the rates and charges contemplated by this agreement, plus any additional cost and charges which may arise as the result of the separate ownership of the assigned well. Upon proposed abandonment of the producing Zone assigned or leased, the assignor or lessor shall then have the option to repurchase its prior interest in the well (using the same valuation formula) and participate in further operations therein subject to the provisions hereof.

3. Abandonment of Non-Consent Operations: The provisions of Article VI.E.1. or VI.E.2. above shall be applicable as between Consenting Parties in the event of the proposed abandonment of any well excepted from said Articles; provided, however, no well shall be permanently plugged and abandoned unless and until all parties having the right to conduct further operations therein have been notified of the proposed abandonment and afforded the opportunity to elect to take over the well in accordance with the provisions of this Article VI.E.; and provided further, that Non-Consenting Parties who own an interest in a portion of the well shall pay their proportionate shares of abandonment and surface restoration cost for such well as provided in Article VI.B.2.(b).

F. Termination of Operations:

Upon the commencement of an operation for the drilling, Reworking, Sidetracking, Plugging Back, Deepening, testing, Completion or plugging of a well, including but not limited to the Initial Well, such operation shall not be terminated without consent of parties bearing ____% of the costs of such operation; provided, however, that in the event granite or other practically impenetrable substance or condition in the hole is encountered which renders further operations impractical, Operator may discontinue operations and give notice of such condition in the manner provided in Article VI.B.1, and the provisions of Article VI.B. or VI.E. shall thereafter apply to such operation, as appropriate.

G. Taking Production in Kind:

☐ **Option No. 1: Gas Balancing Agreement Attached**

Each party shall take in kind or separately dispose of its proportionate share of all Oil and Gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and production unavoidably lost. Any extra expenditure incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party. Any party taking its share of production in kind shall be required to pay for only its proportionate share of such part of Operator's surface facilities which it uses.

Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment

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directly from the purchaser thereof for its share of all production.

If any party fails to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the Oil produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such Oil or sell it to others at any time and from time to time, for the account of the non-taking party. Any such purchase or sale by Operator may be terminated by Operator upon at least ten (10) days written notice to the owner of said production and shall be subject always to the right of the owner of the production upon at least ten (10) days written notice to Operator to exercise at any time its right to take in kind, or separately dispose of, its share of all Oil not previously delivered to a purchaser. Any purchase or sale by Operator of any other party's share of Oil shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

Any such sale by Operator shall be in a manner commercially reasonable under the circumstances but Operator shall have no duty to share any existing market or to obtain a price equal to that received under any existing market. The sale or delivery by Operator of a non-taking party's share of Oil under the terms of any existing contract of Operator shall not give the non-taking party any interest in or make the non-taking party a party to said contract. No purchase shall be made by Operator without first giving the non-taking party at least ten (10) days written notice of such intended purchase and the price to be paid or the pricing basis to be used.

All parties shall give timely written notice to Operator of their Gas marketing arrangements for the following month, excluding price, and shall notify Operator immediately in the event of a change in such arrangements. Operator shall maintain records of all marketing arrangements, and of volumes actually sold or transported, which records shall be made available to Non-Operators upon reasonable request.

In the event one or more parties' separate disposition of its share of the Gas causes split-stream deliveries to separate pipelines and/or deliveries which on a day-to-day basis for any reason are not exactly equal to a party's respective proportionate share of total Gas sales to be allocated to it, the balancing or accounting between the parties shall be in accordance with any Gas balancing agreement between the parties hereto, whether such an agreement is attached as Exhibit "E" or is a separate agreement. Operator shall give notice to all parties of the first sales of Gas from any well under this agreement.

☐ **Option No. 2: No Gas Balancing Agreement:**

Each party shall take in kind or separately dispose of its proportionate share of all Oil and Gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and production unavoidably lost. Any extra expenditures incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party. Any party taking its share of production in kind shall be required to pay for only its proportionate share of such part of Operator's surface facilities which it uses.

Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment directly from the purchaser thereof for its share of all production.

If any party fails to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the Oil and/or Gas produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such Oil and/or Gas or sell it to others at any time and from time to time, for the account of the non-taking party. Any such purchase or sale by Operator may be terminated by Operator upon at least ten (10) days written notice to the owner of said production and shall be subject always to the right of the owner of the production upon at least ten (10) days written notice to Operator to exercise its right to take in kind, or separately dispose of, its share of all Oil and/or Gas not previously delivered to a purchaser; provided, however, that the effective date of any such revocation may be deferred at Operator's election for a period not to exceed ninety (90) days if Operator has committed such production to a purchase contract having a term extending beyond such ten (10) -day period. Any purchase or sale by Operator of any other party's share of Oil and/or Gas shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

Any such sale by Operator shall be in a manner commercially reasonable under the circumstances, but Operator shall have no duty to share any existing market or transportation arrangement or to obtain a price or transportation fee equal to that received under any existing market or transportation arrangement. The sale or delivery by Operator of a non-taking party's share of production under the terms of any existing contract of Operator shall not give the non-taking party any interest in or make the non-taking party a party to said contract. No purchase of Oil and Gas and no sale of Gas shall be made by Operator without first giving the non-taking party ten days written notice of such intended purchase or sale and the price to be paid or the pricing basis to be used. Operator shall give notice to all parties of the first sale of Gas from any well under this Agreement.

All parties shall give timely written notice to Operator of their Gas marketing arrangements for the following month, excluding price, and shall notify Operator immediately in the event of a change in such arrangements. Operator shall maintain records of all marketing arrangements, and of volumes actually sold or transported, which records shall be made available to Non-Operators upon reasonable request.

ARTICLE VII.
EXPENDITURES AND LIABILITY OF PARTIES

A. Liability of Parties:

The liability of the parties shall be several, not joint or collective. Each party shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs of developing and operating the Contract Area. Accordingly, the liens granted among the parties in Article VII.B. are given to secure only the debts of each severally, and no party shall have any liability to third parties hereunder to satisfy the default of any other party in the payment of any expense or obligation hereunder. It is not the intention of the parties to create, nor shall this agreement be construed as creating, a mining or other partnership, joint venture, agency relationship or association, or to render the parties liable as partners, co-venturers, or principals. In their relations with each other under this agreement, the parties shall not be considered fiduciaries or to have established a confidential relationship but rather shall be free to act on an arm's-length basis in accordance with their own respective self-interest, subject, however, to the obligation of the parties to act in good faith in their dealings with each other with respect to activities hereunder.

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B. Liens and Security Interests:

Each party grants to the other parties hereto a lien upon any interest it now owns or hereafter acquires in Oil and Gas Leases and Oil and Gas Interests in the Contract Area, and a security interest and/or purchase money security interest in any interest it now owns or hereafter acquires in the personal property and fixtures on or used or obtained for use in connection therewith, to secure performance of all of its obligations under this agreement including but not limited to payment of expense, interest and fees, the proper disbursement of all monies paid hereunder, the assignment or relinquishment of interest in Oil and Gas Leases as required hereunder, and the proper performance of operations hereunder. Such lien and security interest granted by each party hereto shall include such party's leasehold interests, working interests, operating rights, and royalty and overriding royalty interests in the Contract Area now owned or hereafter acquired and in lands pooled or unitized therewith or otherwise becoming subject to this agreement, the Oil and Gas when extracted therefrom and equipment situated thereon or used or obtained for use in connection therewith (including, without limitation, all wells, tools, and tubular goods), and accounts (including, without limitation, accounts arising from gas imbalances or from the sale of Oil and/or Gas at the wellhead), contract rights, inventory and general intangibles relating thereto or arising therefrom, and all proceeds and products of the foregoing.

To perfect the lien and security agreement provided herein, each party hereto shall execute and acknowledge the recording supplement and/or any financing statement prepared and submitted by any party hereto in conjunction herewith or at any time following execution hereof, and Operator is authorized to file this agreement or the recording supplement executed herewith as a lien or mortgage in the applicable real estate records and as a financing statement with the proper officer under the Uniform Commercial Code in the state in which the Contract Area is situated and such other states as Operator shall deem appropriate to perfect the security interest granted hereunder. Any party may file this agreement, the recording supplement executed herewith, or such other documents as it deems necessary as a lien or mortgage in the applicable real estate records and/or a financing statement with the proper officer under the Uniform Commercial Code.

Each party represents and warrants to the other parties hereto that the lien and security interest granted by such party to the other parties shall be a first and prior lien, and each party hereby agrees to maintain the priority of said lien and security interest against all persons acquiring an interest in Oil and Gas Leases and Interests covered by this agreement by, through or under such party. All parties acquiring an interest in Oil and Gas Leases and Oil and Gas Interests covered by this agreement, whether by assignment, merger, mortgage, operation of law, or otherwise, shall be deemed to have taken subject to the lien and security interest granted by this Article VII.B. as to all obligations attributable to such interest hereunder whether or not such obligations arise before or after such interest is acquired.

To the extent that parties have a security interest under the Uniform Commercial Code of the state in which the Contract Area is situated, they shall be entitled to exercise the rights and remedies of a secured party under the Code. The bringing of a suit and the obtaining of judgment by a party for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment thereof. In addition, upon default by any party in the payment of its share of expenses, interests or fees, or upon the improper use of funds by the Operator, the other parties shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of such defaulting party's share of Oil and Gas until the amount owed by such party, plus interest as provided in "Exhibit C," has been received, and shall have the right to offset the amount owed against the proceeds from the sale of such defaulting party's share of Oil and Gas. All purchasers of production may rely on a notification of default from the non-defaulting party or parties stating the amount due as a result of the default, and all parties waive any recourse available against purchasers for releasing production proceeds as provided in this paragraph.

If any party fails to pay its share of cost within one hundred twenty (120) days after rendition of a statement therefor by Operator, the non-defaulting parties, including Operator, shall upon request by Operator, pay the unpaid amount in the proportion that the interest of each such party bears to the interest of all such parties. The amount paid by each party so paying its share of the unpaid amount shall be secured by the liens and security rights described in Article VII.B., and each paying party may independently pursue any remedy available hereunder or otherwise.

If any party does not perform all of its obligations hereunder, and the failure to perform subjects such party to foreclosure or execution proceedings pursuant to the provisions of this agreement, to the extent allowed by governing law, the defaulting party waives any available right of redemption from and after the date of judgment, any required valuation or appraisement of the mortgaged or secured property prior to sale, any available right to stay execution or to require a marshaling of assets and any required bond in the event a receiver is appointed. In addition, to the extent permitted by applicable law, each party hereby grants to the other parties a power of sale as to any property that is subject to the lien and security rights granted hereunder, such power to be exercised in the manner provided by applicable law or otherwise in a commercially reasonable manner and upon reasonable notice.

Each party agrees that the other parties shall be entitled to utilize the provisions of Oil and Gas lien law or other lien law of any state in which the Contract Area is situated to enforce the obligations of each party hereunder. Without limiting the generality of the foregoing, to the extent permitted by applicable law, Non-Operators agree that Operator may invoke or utilize the mechanics' or materialmen's lien law of the state in which the Contract Area is situated in order to secure the payment to Operator of any sum due hereunder for services performed or materials supplied by Operator.

C. Advances:

Operator, at its election, shall have the right from time to time to demand and receive from one or more of the other parties payment in advance of their respective shares of the estimated amount of the expense to be incurred in operations hereunder during the next succeeding month, which right may be exercised only by submission to each such party of an itemized statement of such estimated expense, together with an invoice for its share thereof. Each such statement and invoice for the payment in advance of estimated expense shall be submitted on or before the 20th day of the next preceding month. Each party shall pay to Operator its proportionate share of such estimate within fifteen (15) days after such estimate and invoice is received. If any party fails to pay its share of said estimate within said time, the amount due shall bear interest as provided in Exhibit "C" until paid. Proper adjustment shall be made monthly between advances and actual expense to the end that each party shall bear and pay its proportionate share of actual expenses incurred, and no more.

D. Defaults and Remedies:

If any party fails to discharge any financial obligation under this agreement, including without limitation the failure to make any advance under the preceding Article VII.C. or any other provision of this agreement, within the period required for such payment hereunder, then in addition to the remedies provided in Article VII.B. or elsewhere in this agreement, the remedies specified below shall be applicable. For purposes of this Article VII.D., all notices and elections shall be delivered

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only by Operator, except that Operator shall deliver any such notice and election requested by a non-defaulting Non-Operator, and when Operator is the party in default, the applicable notices and elections can be delivered by any Non-Operator. Election of any one or more of the following remedies shall not preclude the subsequent use of any other remedy specified below or otherwise available to a non-defaulting party.

1. Suspension of Rights: Any party may deliver to the party in default a Notice of Default, which shall specify the default, specify the action to be taken to cure the default, and specify that failure to take such action will result in the exercise of one or more of the remedies provided in this Article. If the default is not cured within thirty (30) days of the delivery of such Notice of Default, all of the rights of the defaulting party granted by this agreement may upon notice be suspended until the default is cured, without prejudice to the right of the non-defaulting party or parties to continue to enforce the obligations of the defaulting party previously accrued or thereafter accruing under this agreement. If Operator is the party in default, the Non-Operators shall have in addition the right, by vote of Non-Operators owning a majority in interest in the Contract Area after excluding the voting interest of Operator, to appoint a new Operator effective immediately. The rights of a defaulting party that may be suspended hereunder at the election of the non-defaulting parties shall include, without limitation, the right to receive information as to any operation conducted hereunder during the period of such default, the right to elect to participate in an operation proposed under Article VI.B. of this agreement, the right to participate in an operation being conducted under this agreement even if the party has previously elected to participate in such operation, and the right to receive proceeds of production from any well subject to this agreement.

2. Suit for Damages: Non-defaulting parties or Operator for the benefit of non-defaulting parties may sue (at joint account expense) to collect the amounts in default, plus interest accruing on the amounts recovered from the date of default until the date of collection at the rate specified in Exhibit "C" attached hereto. Nothing herein shall prevent any party from suing any defaulting party to collect consequential damages accruing to such party as a result of the default.

3. Deemed Non-Consent: The non-defaulting party may deliver a written Notice of Non-Consent Election to the defaulting party at any time after the expiration of the thirty-day cure period following delivery of the Notice of Default, in which event if the billing is for the drilling a new well or the Plugging Back, Sidetracking, Reworking or Deepening of a well which is to be or has been plugged as a dry hole, or for the Completion or Recompletion of any well, the defaulting party will be conclusively deemed to have elected not to participate in the operation and to be a Non-Consenting Party with respect thereto under Article VI.B. or VI.C., as the case may be, to the extent of the costs unpaid by such party, notwithstanding any election to participate theretofore made. If election is made to proceed under this provision, then the non-defaulting parties may not elect to sue for the unpaid amount pursuant to Article VII.D.2.

Until the delivery of such Notice of Non-Consent Election to the defaulting party, such party shall have the right to cure its default by paying its unpaid share of costs plus interest at the rate set forth in Exhibit "C," provided, however, such payment shall not prejudice the rights of the non-defaulting parties to pursue remedies for damages incurred by the non-defaulting parties as a result of the default. Any interest relinquished pursuant to this Article VII.D.3. shall be offered to the non-defaulting parties in proportion to their interests, and the non-defaulting parties electing to participate in the ownership of such interest shall be required to contribute their shares of the defaulted amount upon their election to participate therein.

4. Advance Payment: If a default is not cured within thirty (30) days of the delivery of a Notice of Default, Operator, or Non-Operators if Operator is the defaulting party, may thereafter require advance payment from the defaulting party of such defaulting party's anticipated share of any item of expense for which Operator, or Non-Operators, as the case may be, would be entitled to reimbursement under any provision of this agreement, whether or not such expense was the subject of the previous default. Such right includes, but is not limited to, the right to require advance payment for the estimated costs of drilling a well or Completion of a well as to which an election to participate in drilling or Completion has been made. If the defaulting party fails to pay the required advance payment, the non-defaulting parties may pursue any of the remedies provided in the Article VII.D. or any other default remedy provided elsewhere in this agreement. Any excess of funds advanced remaining when the operation is completed and all costs have been paid shall be promptly returned to the advancing party.

5. Costs and Attorneys' Fees: In the event any party is required to bring legal proceedings to enforce any financial obligation of a party hereunder, the prevailing party in such action shall be entitled to recover all court costs, costs of collection, and a reasonable attorney's fee, which the lien provided for herein shall also secure.

E. Rentals, Shut-in Well Payments and Minimum Royalties:

Rentals, shut-in well payments and minimum royalties which may be required under the terms of any lease shall be paid by the party or parties who subjected such lease to this agreement at its or their expense. In the event two or more parties own and have contributed interests in the same lease to this agreement, such parties may designate one of such parties to make said payments for and on behalf of all such parties. Any party may request, and shall be entitled to receive, proper evidence of all such payments. In the event of failure to make proper payment of any rental, shut-in well payment or minimum royalty through mistake or oversight where such payment is required to continue the lease in force, any loss which results from such non-payment shall be borne in accordance with the provisions of Article IV.B.2.

Operator shall notify Non-Operators of the anticipated completion of a shut-in well, or the shutting in or return to production of a producing well, at least five (5) days (excluding Saturday, Sunday, and legal holidays) prior to taking such action, or at the earliest opportunity permitted by circumstances, but assumes no liability for failure to do so. In the event of failure by Operator to so notify Non-Operators, the loss of any lease contributed hereto by Non-Operators for failure to make timely payments of any shut-in well payment shall be borne jointly by the parties hereto under the provisions of Article IV.B.3.

F. Taxes:

Beginning with the first calendar year after the effective date hereof, Operator shall render for ad valorem taxation all property subject to this agreement which by law should be rendered for such taxes, and it shall pay all such taxes assessed thereon before they become delinquent. Prior to the rendition date, each Non-Operator shall furnish Operator information as to burdens (to include, but not be limited to, royalties, overriding royalties and production payments) on Leases and Oil and Gas Interests contributed by such Non-Operator. If the assessed valuation of any Lease is reduced by reason of its being subject to outstanding excess royalties, overriding royalties or production payments, the reduction in ad valorem taxes resulting therefrom shall inure to the benefit of the owner or owners of such Lease, and Operator shall adjust the charge to such owner or owners so as to reflect the benefit of such reduction. If the ad valorem taxes are based in whole or in part upon separate valuations of each party's working interest, then notwithstanding anything to the contrary herein, charges to the joint account shall be made and paid by the parties hereto in accordance with the tax value generated by each party's working interest. Operator shall bill the other parties for their proportionate shares of all tax payments in the manner provided in Exhibit "C."

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If Operator considers any tax assessment improper, Operator may, at its discretion, protest within the time and manner prescribed by law, and prosecute the protest to a final determination, unless all parties agree to abandon the protest prior to final determination. During the pendency of administrative or judicial proceedings, Operator may elect to pay, under protest, all such taxes and any interest and penalty. When any such protested assessment shall have been finally determined, Operator shall pay the tax for the joint account, together with any interest and penalty accrued, and the total cost shall then be assessed against the parties, and be paid by them, as provided in Exhibit "C."

Each party shall pay or cause to be paid all production, severance, excise, gathering and other taxes imposed upon or with respect to the production or handling of such party's share of Oil and Gas produced under the terms of this agreement.

ARTICLE VIII.

ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST

A. Surrender of Leases:

The Leases covered by this agreement, insofar as they embrace acreage in the Contract Area, shall not be surrendered in whole or in part unless all parties consent thereto.

However, should any party desire to surrender its interest in any Lease or in any portion thereof, such party shall give written notice of the proposed surrender to all parties, and the parties to whom such notice is delivered shall have thirty (30) days after delivery of the notice within which to notify the party proposing the surrender whether they elect to consent thereto. Failure of a party to whom such notice is delivered to reply within said 30-day period shall constitute a consent to the surrender of the Leases described in the notice. If all parties do not agree or consent thereto, the party desiring to surrender shall assign, without express or implied warranty of title, all of its interest in such Lease, or portion thereof, and any well, material and equipment which may be located thereon and any rights in production thereafter secured, to the parties not consenting to such surrender. If the interest of the assigning party is or includes an Oil and Gas Interest, the assigning party shall execute and deliver to the party or parties not consenting to such surrender an oil and gas lease covering such Oil and Gas Interest for a term of one (1) year and so long thereafter as Oil and/or Gas is produced from the land covered thereby, such lease to be on the form attached hereto as Exhibit "B." Upon such assignment or lease, the assigning party shall be relieved from all obligations thereafter accruing, but not theretofore accrued, with respect to the interest assigned or leased and the operation of any well attributable thereto, and the assigning party shall have no further interest in the assigned or leased premises and its equipment and production other than the royalties retained in any lease made under the terms of this Article. The party assignee or lessee shall pay to the party assignor or lessor the reasonable salvage value of the latter's interest in any well's salvable materials and equipment attributable to the assigned or leased acreage. The value of all salvable materials and equipment shall be determined in accordance with the provisions of Exhibit "C," less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface. If such value is less than such costs, then the party assignor or lessor shall pay to the party assignee or lessee the amount of such deficit. If the assignment or lease is in favor of more than one party, the interest shall be shared by such parties in the proportions that the interest of each bears to the total interest of all such parties. If the interest of the parties to whom the assignment is to be made varies according to depth, then the interest assigned shall similarly reflect such variances.

Any assignment, lease or surrender made under this provision shall not reduce or change the assignor's, lessor's or surrendering party's interest as it was immediately before the assignment, lease or surrender in the balance of the Contract Area; and the acreage assigned, leased or surrendered, and subsequent operations thereon, shall not thereafter be subject to the terms and provisions of this agreement but shall be deemed subject to an Operating Agreement in the form of this agreement.

B. Renewal or Extension of Leases:

If any party secures a renewal or replacement of an Oil and Gas Lease or Interest subject to this agreement, then all other parties shall be notified promptly upon such acquisition or, in the case of a replacement Lease taken before expiration of an existing Lease, promptly upon expiration of the existing Lease. The parties notified shall have the right for a period of thirty (30) days following delivery of such notice in which to elect to participate in the ownership of the renewal or replacement Lease, insofar as such Lease affects lands within the Contract Area, by paying to the party who acquired it their proportionate shares of the acquisition cost allocated to that part of such Lease within the Contract Area, which shall be in proportion to the interest held at that time by the parties in the Contract Area. Each party who participates in the purchase of a renewal or replacement Lease shall be given an assignment of its proportionate interest therein by the acquiring party.

If some, but less than all, of the parties elect to participate in the purchase of a renewal or replacement Lease, it shall be owned by the parties who elect to participate therein, in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all parties participating in the purchase of such renewal or replacement Lease. The acquisition of a renewal or replacement Lease by any or all of the parties hereto shall not cause a readjustment of the interests of the parties stated in Exhibit "A," but any renewal or replacement Lease in which less than all parties elect to participate shall not be subject to this agreement but shall be deemed subject to a separate Operating Agreement in the form of this agreement.

If the interests of the parties in the Contract Area vary according to depth, then their right to participate proportionately in renewal or replacement Leases and their right to receive an assignment of interest shall also reflect such depth variances.

The provisions of this Article shall apply to renewal or replacement Leases whether they are for the entire interest covered by the expiring Lease or cover only a portion of its area or an interest therein. Any renewal or replacement Lease taken before the expiration of its predecessor Lease, or taken or contracted for or becoming effective within six (6) months after the expiration of the existing Lease, shall be subject to this provision so long as this agreement is in effect at the time of such acquisition or at the time the renewal or replacement Lease becomes effective; but any Lease taken or contracted for more than six (6) months after the expiration of an existing Lease shall not be deemed a renewal or replacement Lease and shall not be subject to the provisions of this agreement.

The provisions in this Article shall also be applicable to extensions of Oil and Gas Leases.

C. Acreage or Cash Contributions:

While this agreement is in force, if any party contracts for a contribution of cash towards the drilling of a well or any other operation on the Contract Area, such contribution shall be paid to the party who conducted the drilling or other operation and shall be applied by it against the cost of such drilling or other operation. If the contribution be in the form of acreage, the party to whom the contribution is made shall promptly tender an assignment of the acreage, without warranty of title, to the Drilling Parties in the proportions said Drilling Parties shared the cost of drilling the well. Such acreage shall become a separate Contract Area and, to the extent possible, be governed by provisions identical to this agreement. Each party shall promptly notify all other parties of any acreage or cash contributions it may obtain in support of any well or any other operation on the Contract Area. The above provisions shall also be applicable to optional rights to earn acreage outside the Contract Area which are in support of well drilled inside Contract Area.

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If any party contracts for any consideration relating to disposition of such party's share of substances produced hereunder, such consideration shall not be deemed a contribution as contemplated in this Article VIII.C.

D. Assignments; Maintenance of Uniform Interest:

For the purpose of maintaining uniformity of ownership in the Contract Area in the Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production covered by this agreement no party shall sell, encumber, transfer or make other disposition of its interest in the Oil and Gas Leases and Oil and Gas Interests embraced within the Contract Area or in wells, equipment and production unless such disposition covers either:

1. the entire interest of the party in all Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production; or
2. an equal undivided percent of the party's present interest in all Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production in the Contract Area.

Every sale, encumbrance, transfer or other disposition made by any party shall be made expressly subject to this agreement and shall be made without prejudice to the right of the other parties, and any transferee of an ownership interest in any Oil and Gas Lease or Interest shall be deemed a party to this agreement as to the interest conveyed from and after the effective date of the transfer of ownership; provided, however, that the other parties shall not be required to recognize any such sale, encumbrance, transfer or other disposition for any purpose hereunder until thirty (30) days after they have received a copy of the instrument of transfer or other satisfactory evidence thereof in writing from the transferor or transferee. No assignment or other disposition of interest by a party shall relieve such party of obligations previously incurred by such party hereunder with respect to the interest transferred, including without limitation the obligation of a party to pay all costs attributable to an operation conducted hereunder in which such party has agreed to participate prior to making such assignment, and the lien and security interest granted by Article VII.B. shall continue to burden the interest transferred to secure payment of any such obligations.

If, at any time the interest of any party is divided among and owned by four or more co-owners, Operator, at its discretion, may require such co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay such party's share of the joint expenses, and to deal generally with, and with power to bind, the co-owners of such party's interest within the scope of the operations embraced in this agreement; however, all such co-owners shall have the right to enter into and execute all contracts or agreements for the disposition of their respective shares of the Oil and Gas produced from the Contract Area and they shall have the right to receive, separately, payment of the sale proceeds thereof.

E. Waiver of Rights to Partition:

If permitted by the laws of the state or states in which the property covered hereby is located, each party hereto owning an undivided interest in the Contract Area waives any and all rights it may have to partition and have set aside to it in severalty its undivided interest therein.

F. Preferential Right to Purchase:

☐ (Optional; Check if applicable.)

Should any party desire to sell all or any part of its interests under this agreement, or its rights and interests in the Contract Area, it shall promptly give written notice to the other parties, with full information concerning its proposed disposition, which shall include the name and address of the prospective transferee (who must be ready, willing and able to purchase), the purchase price, a legal description sufficient to identify the property, and all other terms of the offer. The other parties shall then have an optional prior right, for a period of ten (10) days after the notice is delivered, to purchase for the stated consideration on the same terms and conditions the interest which the other party proposes to sell; and, if this optional right is exercised, the purchasing parties shall share the purchased interest in the proportions that the interest of each bears to the total interest of all purchasing parties. However, there shall be no preferential right to purchase in those cases where any party wishes to mortgage its interests, or to transfer title to its interests to its mortgagee in lieu of or pursuant to foreclosure of a mortgage of its interests, or to dispose of its interests by merger, reorganization, consolidation, or by sale of all or substantially all of its Oil and Gas assets to any party, or by transfer of its interests to a subsidiary or parent company or to a subsidiary of a parent company, or to any company in which such party owns a majority of the stock.

ARTICLE IX.
INTERNAL REVENUE CODE ELECTION

If, for federal income tax purposes, this agreement and the operations hereunder are regarded as a partnership, and if the parties have not otherwise agreed to form a tax partnership pursuant to Exhibit "G" or other agreement between them, each party thereby affected elects to be excluded from the application of all of the provisions of Subchapter "K," Chapter 1, Subtitle "A," of the Internal Revenue Code of 1986, as amended ("Code"), as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Operator is authorized and directed to execute on behalf of each party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Treasury Regulation §1.761. Should there be any requirement that each party hereby affected give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the Contract Area is located or any future income tax laws of the United States contain provisions similar to those in Subchapter "K," Chapter 1, Subtitle "A," of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, each party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each such party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.

ARTICLE X.
CLAIMS AND LAWSUITS

Operator may settle any single uninsured third party damage claim or suit arising from operations hereunder if the expenditure does not exceed ____________________ Dollars ($__________) and if the payment is in complete settlement of such claim or suit. If the amount required for settlement exceeds the above amount, the parties hereto shall assume and take over the further handling of the claim or suit, unless such authority is delegated to Operator. All costs and expenses of handling, settling, or otherwise discharging such claim or suit shall be at the joint expense of the parties participating in the operation from which the claim or suit arises. If a claim is made against any party or if any party is sued on account of any matter arising from operations hereunder over which such individual has no control because of the rights given Operator by this agreement, such party shall immediately notify all other parties, and the claim or suit shall be treated as any other claim or suit involving operations hereunder.

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ARTICLE XI.
FORCE MAJEURE

If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this agreement, other than the obligation to indemnify or make money payments or furnish security, that party shall give to all other parties prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. The term "force majeure," as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightening, fire, storm, flood or other act of nature, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.

The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable. The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the party involved, contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the party concerned.

ARTICLE XII.
NOTICES

All notices authorized or required between the parties by any of the provisions of this agreement, unless otherwise specifically provided, shall be in writing and delivered in person or by United States mail, courier service, telegram, telex, telecopier or any other form of facsimile, postage or charges prepaid, and addressed to such parties at the addresses listed on Exhibit "A." All telephone or oral notices permitted by this agreement shall be confirmed immediately thereafter by written notice. The originating notice given under any provision hereof shall be deemed delivered only when received by the party to whom such notice is directed, and the time for such party to deliver any notice in response thereto shall run from the date the originating notice is received. "Receipt" for purposes of this agreement with respect to written notice delivered hereunder shall be actual delivery of the notice to the address of the party to be notified specified in accordance with this agreement, or to the telecopy, facsimile or telex machine of such party. The second or any responsive notice shall be deemed delivered when deposited in the United States mail or at the office of the courier or telegraph service, or upon transmittal by telex, telecopy or facsimile, or when personally delivered to the party to be notified, provided, that when response is required within 24 or 48 hours, such response shall be given orally or by telephone, telex, telecopy or other facsimile within such period. Each party shall have the right to change its address at any time, and from time to time, by giving written notice thereof to all other parties. If a party is not available to receive notice orally or by telephone when a party attempts to deliver a notice required to be delivered within 24 or 48 hours, the notice may be delivered in writing by any other method specified herein and shall be deemed delivered in the same manner provided above for any responsive notice.

ARTICLE XIII.
TERM OF AGREEMENT

This agreement shall remain in full force and effect as to the Oil and Gas Leases and/or Oil and Gas Interests subject hereto for the period of time selected below; provided, however, no party hereto shall ever be construed as having any right, title or interest in or to any Lease or Oil and Gas Interest contributed by any other party beyond the term of this agreement.

☐ Option No. 1: So long as any of the Oil and Gas Leases subject to this agreement remain or are continued in force as to any part of the Contract Area, whether by production, extension, renewal or otherwise.

☐ Option No. 2: In the event the well described in Article VI.A., or any subsequent well drilled under any provision of this agreement, results in the Completion of a well as a well capable of production of Oil and/or Gas in paying quantities, this agreement shall continue in force so long as any such well is capable of production, and for an additional period of _____ days thereafter; provided, however, if, prior to the expiration of such additional period, one or more of the parties hereto are engaged in drilling, Reworking, Deepening, Sidetracking, Plugging Back, testing or attempting to Complete or Re-complete a well or wells hereunder, this agreement shall continue in force until such operations have been completed and if production results therefrom, this agreement shall continue in force as provided herein. In the event the well described in Article VI.A., or any subsequent well drilled hereunder, results in a dry hole, and no other well is capable of producing Oil and/or Gas from the Contract Area, this agreement shall terminate unless drilling, Deepening, Sidetracking, Completing, Re-completing, Plugging Back or Reworking operations are commenced within ______________________ days from the date of abandonment of said well. "Abandonment" for such purposes shall mean either (i) a decision by all parties not to conduct any further operations on the well or (ii) the elapse of 180 days from the conduct of any operations on the well, whichever first occurs.

The termination of this agreement shall not relieve any party hereto from any expense, liability or other obligation or any remedy therefor which has accrued or attached prior to the date of such termination.

Upon termination of this agreement and the satisfaction of all obligations hereunder, in the event a memorandum of this Operating Agreement has been filed of record, Operator is authorized to file of record in all necessary recording offices a notice of termination, and each party hereto agrees to execute such a notice of termination as to Operator's interest, upon request of Operator, if Operator has satisfied all its financial obligations.

ARTICLE XIV.
COMPLIANCE WITH LAWS AND REGULATIONS

A. Laws, Regulations and Orders:

This agreement shall be subject to the applicable laws of the state in which the Contract Area is located, to the valid rules, regulations, and orders of any duly constituted regulatory body of said state; and to all other applicable federal, state, and local laws, ordinances, rules, regulations and orders.

B. Governing Law:

This agreement and all matters pertaining hereto, including but not limited to matters of performance, non-performance, breach, remedies, procedures, rights, duties, and interpretation or construction, shall be governed and determined by the law of the state in which the Contract Area is located. If the Contract Area is in two or more states, the law of the state of ____________________ shall govern.

C. Regulatory Agencies:

Nothing herein contained shall grant, or be construed to grant, Operator the right or authority to waive or release any rights, privileges, or obligations which Non-Operators may have under federal or state laws or under rules, regulations or

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A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

orders promulgated under such laws in reference to oil, gas and mineral operations, including the location, operation, or production of wells, on tracts offsetting or adjacent to the Contract Area.

With respect to the operations hereunder, Non-Operators agree to release Operator from any and all losses, damages, injuries, claims and causes of action arising out of, incident to or resulting directly or indirectly from Operator's interpretation or application of rules, rulings, regulations or orders of the Department of Energy or Federal Energy Regulatory Commission or predecessor or successor agencies to the extent such interpretation or application was made in good faith and does not constitute gross negligence. Each Non-Operator further agrees to reimburse Operator for such Non-Operator's share of production or any refund, fine, levy or other governmental sanction that Operator may be required to pay as a result of such an incorrect interpretation or application, together with interest and penalties thereon owing by Operator as a result of such incorrect interpretation or application.

ARTICLE XV.
MISCELLANEOUS

A. Execution:

This agreement shall be binding upon each Non-Operator when this agreement or a counterpart thereof has been executed by such Non-Operator and Operator notwithstanding that this agreement is not then or thereafter executed by all of the parties to which it is tendered or which are listed on Exhibit "A" as owning an interest in the Contract Area or which own, in fact, an interest in the Contract Area. Operator may, however, by written notice to all Non-Operators who have become bound by this agreement as aforesaid, given at any time prior to the actual spud date of the Initial Well but in no event later than five days prior to the date specified in Article VI.A. for commencement of the Initial Well, terminate this agreement if Operator in its sole discretion determines that there is insufficient participation to justify commencement of drilling operations. In the event of such a termination by Operator, all further obligations of the parties hereunder shall cease as of such termination. In the event any Non-Operator has advanced or prepaid any share of drilling or other costs hereunder, all sums so advanced shall be returned to such Non-Operator without interest. In the event Operator proceeds with drilling operations for the Initial Well without the execution hereof by all persons listed on Exhibit "A" as having a current working interest in such well, Operator shall indemnify Non-Operators with respect to all costs incurred for the Initial Well which would have been charged to such person under this agreement if such person had executed the same and Operator shall receive all revenues which would have been received by such person under this agreement if such person had executed the same.

B. Successors and Assigns:

This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, devisees, legal representatives, successors and assigns, and the terms hereof shall be deemed to run with the Leases or Interests included within the Contract Area.

C. Counterparts:

This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

D. Severability:

For the purposes of assuming or rejecting this agreement as an executory contract pursuant to federal bankruptcy laws, this agreement shall not be severable, but rather must be assumed or rejected in its entirety, and the failure of any party to this agreement to comply with all of its financial obligations provided herein shall be a material default.

ARTICLE XVI.
OTHER PROVISIONS

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A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

IN WITNESS WHEREOF, this agreement shall be effective as of the _______ day of ____________________
_______.

______________________________, who has prepared and circulated this form for execution, represents and warrants that the form was printed from and, with the exception(s) listed below, is identical to the AAPL Form 610-1989 Model Form Operating Agreement, as published in computerized form by Forms On-A-Disk, Inc. No changes, alterations, or modifications, other than those made by strikethrough and/or insertion and that are clearly recognizable as changes in Articles ______________________________, have been made to the form.

ATTEST OR WITNESS:

OPERATOR

____

______________________________ By ______________________________

______________________________ ______________________________
Type or print name

Title ______________________________

Date ______________________________

Tax ID or S.S. No. ______________________________

NON-OPERATORS

____

______________________________ By ______________________________

______________________________ ______________________________
Type or print name

Title ______________________________

Date ______________________________

Tax ID or S.S. No. ______________________________

____

______________________________ By ______________________________

______________________________ ______________________________
Type or print name

Title ______________________________

Date ______________________________

Tax ID or S.S. No. ______________________________

____

______________________________ By ______________________________

______________________________ ______________________________
Type or print name

Title ______________________________

Date ______________________________

Tax ID or S.S. No. ______________________________

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A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

ACKNOWLEDGMENTS

Note: The following forms of acknowledgment are the short forms approved by the Uniform Law on Notarial Acts. The validity and effect of these forms in any state will depend upon the statutes of that state.

Individual acknowledgment:

State of ____________)

) ss.

County of ____________)

This instrument was acknowledged before me on

____ by ____

(Seal, if any)

____

Title (and Rank) ________________________

My commission expires: ________________________

Acknowledgment in representative capacity:

State of ____________)

) ss.

County of ____________)

This instrument was acknowledged before me on

____ by ____ as

____________ of ____.

(Seal, if any)

____

Title (and Rank) ________________________

My commission expires: ________________________

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                                    Exhibit E

                    Form of Deep Drilling Operating Agreement

                                 See Exhibit D